LEASE

Between

Wells Fund XIII-REIT Joint Venture Partnership,
a Georgia joint venture partnership

and

Charter Communications Holding Company, LLC,

a Delaware limited liability company

8560 UPLAND DRIVE, ENGLEWOOD, COLORADO

LP 11729723.10 \ 33651-106517

i

RIDER ONE RULES
EXHIBIT A	FLOOR PLAN SHOWING PREMISES
EXHIBIT B	WORKLETTER AGREEMENT
EXHIBIT B-1	DEPICTION OF ADJACENT PARKING PARCEL
EXHIBIT B-2	LEGAL DESCRIPTION OF ADJACENT PARKING PARCEL
EXHIBIT B-3	ALTERNATE MONUMENT SIGN LOCATION
EXHIBIT C	RENEWAL OPTION
EXHIBIT D	LEGAL DESCRIPTION
EXHIBIT E	COMMENCEMENT DATE CERTIFICATE

List of Defined Terms

270 Day Period	12

Abatement Period	3

ACM	30

ADA	7

Additional Rent	6

Adjacent Parking Parcel	35

Affiliate	21

Alterations	9

Base Rent	2

Building	1

Commencement Date	1

Completion Estimate	12

Default	23

Default Rate	25

Expiration Date	1

Force Majeure Delays	33

Hazardous Material	29

Holder	18

Landlord	1

Law	33

Lease Month	2

Lease Year	2

Lines	28

Mortgage	18

MSDS	29

New UPS	39

OFAC	34

Offer Notice	38

Offer Space	38

Operating Expenses	3

Other Lease	25

Permitted Alterations	10

Permitted Transfer	21

Permitted Transferee	21

Permitted Use	7

Person	33

Premises	1

Prime Rate	24

Property	1

Rent	6

Rules	7

Statement	5

Subject Space	19

Systems and Equipment	1

Tangible Net Worth	21

Taxes	3

Tenant	1

Tenant Work	9

Tenant's Prorata Share	3

List of Defined Terms

Term	1

Termination Date	40

Termination Fee	40

Termination Notice	40

Termination Option	40

Transfer Premium	20

Transferee	19

Transfers	19

Workletter	2

LEASE

THIS LEASE is made as of the 30th day of December, 2016, between Wells Fund XIII-REIT Joint Venture Partnership, a Georgia joint venture partnership ("Landlord"), and Charter Communications Holding Company, LLC, a Delaware limited liability company ("Tenant").
WITNESSETH:

ARTICLE 1

Premises and Term
(A)    Premises, Building and Property. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 64,693 square feet ("Premises") described or shown on Exhibit A attached hereto, in the building commonly known as 8560 Upland Drive, Englewood, Colorado 80134 (the “Building”), subject to the terms of this Lease. The term "Property" shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, equipment, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith owned or leased by Landlord. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant's use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant. "Systems and Equipment" shall mean any common (shared) plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment serving more than one tenant at the Property. Supplemental HVAC, Tenant’s backup power systems and equipment, and other mechanical equipment installed to address Tenant’s special electrical, cooling and ventilating needs shall not be part of “Systems and Equipment” and shall be Tenant’s responsibility to repair, maintain, and replace.
(B)    Commencement Date: The “Commencement Date” "shall be the earlier of (a) the date on which Tenant begins conducting business operations in the Premises, or (b) May 1, 2017. The "Term" of this Lease shall be approximately one hundred twenty-six (126) months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 126th full calendar month following the Commencement Date ("Expiration Date"), subject to adjustment and earlier termination as provided herein. Landlord and Tenant agree that for purposes of this Lease the square footage of the Premises is approximately sixty four thousand six hundred ninety-three (64,693) square feet. Tenant shall be entitled to enter the Premises from and after the mutual execution of this Lease, but prior to the Commencement Date in order to perform the Work (defined in Exhibit B) and for the purpose of installing Tenant’s fixtures, personal property, cabling or other telecommunications network, and for any other purpose permitted by Landlord, subject to all the terms and conditions of this Lease other than those requiring payment of Base Rent, Taxes and Operating Expenses.

(C)    Workletter; Commencement Date Agreement. The workletter attached hereto as Exhibit B ("Workletter") is made a part hereof. Landlord and Tenant approve of the form of commencement date certificate attached hereto as Exhibit E.
(D)    Required Tenant Deliveries. Landlord will not be obligated to deliver possession of the Premises to Tenant until Landlord has received from Tenant all of the following: (i) this Lease fully executed by Tenant; (ii) the first monthly installment of Base Rent; and (iii) executed copies of policies of insurance or certificates thereof as required under Article 9 of this Lease. Failure to timely deliver any of the foregoing shall not defer the Commencement Date or impair Tenant's obligation to pay Rent.
(E)    Acceptance. Tenant has inspected the Premises, Property, Systems and Equipment and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as required pursuant to this Lease, and no representations respecting the condition of the Premises or the Property have been made to Tenant by or on behalf of Landlord, except as expressly provided in this Lease or in the Workletter.
ARTICLE 2

Base Rent
Tenant shall pay Landlord Base Rent ("Base Rent") of:
Annual Base Rent Monthly
Time Period    Per Square Foot    Amount
Lease Months 1-18    $11.50    $61,997.46*

Lease Months 19-30 $11.85 $63,884.34

Lease Months 31-42 $12.20 $65,771.22

Lease Months 43-54 $12.57 $67,765.92

Lease Months 55-66 $12.94 $69,760.62

Lease Months 67-78 $13.33 $71,863.14

Lease Months 79-90 $13.73 $74,019.57

Lease Months 91-102 $14.14 $76,229.92

Lease Months 103-114 $14.57 $78,548.08

Lease Months 115-126 $15.00 $80,866.25

in advance on or before the first day of each calendar month during the Term, except that Base Rent for the first full calendar month for which Base Rent shall be due shall be paid within 10 days after Tenant executes this Lease. If the Term commences on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of the number of days in that month. Rent shall be paid without any prior demand or notice therefor and without any deduction, set-off or counterclaim except as set forth in this Lease, or relief from any valuation or appraisement laws. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month) and the term "Lease Year" shall mean each consecutive period of twelve (12) Lease Months.

*Notwithstanding the foregoing, provided Tenant is not in Default (after expiration of any notice and cure period) under this Lease, Tenant’s obligation to pay Base Rent shall be abated for the first six (6) calendar months after the Commencement Date (the “Abatement Period”). To illustrate, if the Commencement Date occurs on February 27, 2017, then the Abatement Period will commence on the Commencement Date and end on August 26, 2017. If the Abatement Period does not end on the last day of a calendar month, then on the day following the Abatement Period, Tenant shall make a prorated Base Rent payment for the remainder of such month. If Tenant commits a material, monetary Default and fails to cure before Landlord files suit to terminate this Lease or regain possession of the Premises, then all sums so abated shall be immediately due and payable to Landlord. Notwithstanding such abatement of Base Rent, all other sums due under the Lease shall be payable as provided in this Lease.
ARTICLE 3

Additional Rent
(A)    Taxes. Tenant shall pay Landlord Tenant's Prorata Share of Taxes. "Taxes" shall mean all federal, state, county, or local taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including without limitation, real estate taxes, general and special assessments, transit taxes, water and sewer rents, rent taxes, sales taxes, gross receipts taxes, any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse or other services, and personal property taxes imposed upon Landlord) that are applicable to the Term of this Lease (i.e. calculated on a cash basis). However, "Taxes" shall not include: Landlord's income taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, and estate taxes; provided that if an income or excise tax is levied by any governmental entity in lieu of or as a substitute for ad valorem real estate taxes (in whole or in part), then any such tax or excise shall constitute and be included within the term "Taxes." Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Property. Tenant waives all rights to protest or appeal the appraised value of the Premises and the Property. If Taxes for any period during the Term or any extension thereof, shall be increased after payment thereof by Landlord for any reason, Tenant shall pay Landlord upon demand Tenant's Prorata Share of such increased Taxes. Notwithstanding the foregoing, if any Taxes shall be paid based on assessments or bills by a governmental or municipal authority using a fiscal year other than a calendar year, Landlord may elect to average the assessments or bills for the subject calendar year, based on the number of months of such calendar year included in each such assessment or bill. "Tenant's Prorata Share" of Taxes and Operating Expenses shall be the rentable area of the Premises divided by the 148,870 square feet, which is the square footage of the Building, excluding any parking facilities (i.e. 43.456%).
(B)    Operating Expenses. Tenant shall pay Landlord Tenant's Prorata Share of Operating Expenses. "Operating Expenses" shall mean all expenses of every kind (other than Taxes) which are paid, incurred or accrued for, by or on behalf of Landlord during any calendar year any portion of which occurs during the Term, in connection with the management, repair, maintenance, restoration and operation of the Property (which includes expenses attributable to the business campus of which the Property is a part to the extent such expenses are appropriately and proportionately assessed to the Property), including without limitation, any amounts paid for: (a) utilities for the Property, including but not limited to gas, steam, chilled water, oil or other fuel, water, sewer, common area electric, lighting, heating, air conditioning and ventilating (including, without limitation, taxes on utility usage), (b) intentionally omitted,(c) insurance applicable to the Property, but not limited to the amount of coverage Landlord is required to provide under this Lease and reasonable insurance deductibles not to exceed $100,000, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property including, without limitation, costs of the maintenance, operation, and repair of the HVAC systems serving the Building if any, exclusive of systems which serve only a particular tenant’s space, (e) accounting, legal, inspection, and other services relating to the operation and management of the Property, (f) any equipment rental of any kind (or installment equipment purchase or equipment financing agreements), (g) management fees of not more than three percent (3%) of the gross revenues of the Building, (h) intentionally omitted, (i) wages, salaries and other compensation and benefits (including travel costs not to exceed $3,000 per year) for all persons engaged in the operation, management, maintenance or security of the Property, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, provided that such wages and benefits for persons who do not work full time at the Building shall be prorated based on time spent working on Building matters, (j) payments under any easement agreement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development, association or business park to the extent such payments are appropriately and proportionately assessed to the Property, (k) operation, repair, and maintenance of all Systems and Equipment and components thereof (including replacement of components), alarm and security service, window cleaning, trash removal, cleaning of walks, parking facilities and Property walls, removal of ice and snow, maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, re-paving and re-striping parking facilities, and roof repairs; (l) intentionally omitted; (m) any carbon tax, carbon credit, or other so-called carbon offset cost payable by Landlord with respect to Building operations, whether pursuant to a cap and trade carbon emission system or otherwise; (n) costs to repair, operate and maintain the Building’s parking facilities, (o) intentionally omitted, (p) if any, costs of the Building’s common generator(s) and all systems and equipment related thereto (as opposed to any New UPS); and (q) costs incurred by Landlord in connection with any environmental initiative and/or operations & maintenance plan implemented by Landlord at the Property whether or not such initiatives are mandated by law including, without limitation, costs to: install water efficient irrigation, plumbing and fixtures; reduce heat islands; control stormwater; reduce chemical emissions; manage refrigerants; optimize energy performance and increase efficiencies; store and collect recyclables; promote usage of recycled content; and implement sustainable purchasing and waste management policies. Notwithstanding the foregoing, Operating Expenses shall not include:
(i)    depreciation, interest and amortization on Mortgages, and other debt costs or ground lease payments, if any; legal fees in connection with leasing, tenant disputes or enforcement of leases; marketing costs and other costs and expenses incurred in connection with negotiation and enforcement of leases; real estate brokers' leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to and paid directly by, any tenant; any costs expressly excluded from Operating Expenses elsewhere in this Lease; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Expenses in the year in which received); any and all costs arising from the presence, removal, abatement, or remediation of Hazardous Materials (as defined in Article 26 below) in or about the Property, not placed therein by Tenant; costs arising from latent defects in the base, shell or core of the Building; and
(ii)    capital expenditures, except those that reduce Operating Expenses, or made to comply with any Laws or other governmental requirements that were not applicable to the Property as of the date of this Lease, provided, all such permitted capital expenditures (together with reasonable financing charges) shall be amortized for purposes of this Lease over the shorter of: (i) their useful lives or (ii) the period during which the reasonably estimated savings in Operating Expenses equals the expenditures.
With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 100% of the rentable area thereof, Operating Expenses which vary with occupancy for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 100% of the rentable area thereof.

(C)    Manner of Payment. Taxes and Operating Expenses shall be paid in the following manner:
(i)    Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Operating Expenses for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, on a monthly basis in installments equal to one-twelfth of the annual estimate, on or before the first day of each calendar month, together with Tenant's payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord.
(ii)    Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the "Statement") to Tenant showing: (a) the amount of actual Taxes and Operating Expenses for such calendar year, with a listing of amounts for major categories of Operating Expenses, (b) any amount paid by Tenant towards Taxes and Operating Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant's obligations for Taxes and Operating Expenses for the current calendar year.
(iii)    If the Statement shows that Tenant's estimated payments were less than Tenant's actual obligations for Taxes and Operating Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant's estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.
(iv)    If the Statement shows that Tenant's estimated payments exceeded Tenant's actual obligations for Taxes and Operating Expenses, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.
(v)    So long as Tenant's obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. In lieu of providing one Statement covering Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord's right to require payment of Tenant's obligations for actual or estimated Taxes or Operating Expenses.
(D)    Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant's obligations to pay estimated and actual amounts towards Taxes and Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses, for such calendar years, by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be three hundred and sixty-five (365).
(E)    Landlord's Records. Landlord shall maintain records respecting Taxes and Operating Expenses and determine the same in accordance with generally accepted accounting and management practices, consistently applied. Provided no uncured Default then exists, after receiving an annual Statement and giving Landlord thirty (30) days prior written notice thereof, Tenant may inspect or audit Landlord's records relating to Operating Expenses for the period of time covered by such Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Operating Expenses on an annual

Statement within sixty (60) days after the Statement has been delivered to Tenant or if Tenant fails to conclude its audit or inspection within ninety (90) days after the Statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Expenses for the year in question and the calculation of Operating Expenses set forth on such Statement shall be final. Tenant's audit or inspection shall be conducted where Landlord maintains its books and records within the continental United States, shall not unreasonably interfere with the conduct of Landlord's business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection unless the total Operating Expenses for the period in question is determined to be in error by more than 4% in the aggregate, in which case Landlord shall pay the audit cost. Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. If such inspection or audit reveals that an error was made in the Operating Expenses previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of such costs, or Tenant shall pay to Landlord any underpayment of such costs, as the case may be, within thirty (30) days after notification thereof. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection other than an independent firm of certified public accountants with at least ten (10) years of experience reviewing office building expense reconciliations: (1) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee agreement to Landlord upon request), and (2) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this section shall be construed to limit, suspend, or abate Tenant's obligation to pay Rent when due, including Additional Rent.
(F)    Rent and Other Charges. "Additional Rent" means Tenant's Prorata Share of Taxes and Tenant's Prorata Share of Operating Expenses. Base Rent, Additional Rent and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as "Rent," and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid at any office maintained by Landlord or its agent at the Property or at such other place as Landlord may designate.
(G)    Notwithstanding the foregoing, with respect to Tenant’s obligation to pay Tenant’s Prorata Share of Taxes under this Lease, if the aggregate amount of Taxes paid by Landlord is reduced pursuant to C.R.S. § 39-3-124 or a similar statutory provision, then for purposes of Article 3 of the Lease, the portion of Taxes after giving effect to such reduction shall be grossed up to reflect the amount of Taxes as if it had not been reduced pursuant to C.R.S. § 39-3-124. (By way of example, if the Building is comprised of 100,000 square feet, has 10 tenants, each occupying 10,000 square feet and Taxes for the Property are $100,000. Each tenant’s pro-rata share is 10% (10,000 square feet/100,000 square feet) of the Taxes or $10,000. If a state entity takes one of the spaces and is exempt from Taxes, the Landlord’s Tax bill will be reduced by $10,000 and the state entity would receive the total benefit of the reduced Tax through a rent credit and the Tax bill would be revised for a new Tax bill of $90,000. Therefore, the remaining tenants’ pro-rata share of Taxes would be adjusted as follows: (i) Building size is now 90,000 square feet, (ii) the other tenants’ pro-rata shares are now 10,000/90,000 or 11.11111%, and (iii) Taxes for the other tenants would be calculated as 11.11111% multiplied by $90,000 = $10,000. Thus, resulting in no change in the other tenant’s Tax responsibility as the Tax is equitably adjusted.

ARTICLE 4

Use and Rules
(A)    Tenant shall use the Premises for warehouse and office use (the “Permitted Use”), and for no other purpose whatsoever, in compliance with all applicable Laws and all covenants, conditions and restrictions of record applicable to Tenant's use or occupancy of the Premises, and without unreasonably disturbing or interfering with any other tenant or occupant of the Property. Landlord represents and warrants that, to its actual knowledge, (1) as of the date of this Lease, the Premises and the Property comply with all applicable Laws, including the ADA (as defined below), and (2) as of the date of this Lease, the Premises and the entire Building are fully sprinklered in accordance with all applicable building codes and fire department codes.
(B)    Tenant at its sole cost and expense shall be responsible for taking any and all measures which are required to comply with the Americans with Disabilities Act of 1990 (the "ADA") and other Laws concerning (1) Tenant Work (whether made pursuant to Exhibit B, Article 6 or otherwise), and (2) the Premises and the business conducted in the Premises during the Term. Any Alterations made or constructed by Tenant which require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord's consent to such Alterations shall not constitute either Landlord's assumption, in whole or in part, of Tenant's responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Landlord shall be responsible for taking any and all measures which are required to comply with the ADA and other Laws concerning the common areas of the Property, unless compliance costs are created by Tenant's actions, in which case such compliance costs shall be Tenant's responsibility.
(C)    Tenant shall comply with, and shall use reasonable efforts to cause its permitted subtenants, permitted assignees, invitees, employees, contractors and agents to comply with, all rules set forth in Rider One attached hereto (the "Rules"). In addition, all contractors shall be required to follow Landlord's reasonable rules and regulations for construction in the Building and Landlord may require that, prior to performing any work in the Building, each contractor execute a copy of Landlord's rules to evidence such contractor's agreement to so comply. Landlord shall have the right to reasonably amend such Rules and supplement the same with other reasonable Rules (not expressly inconsistent with this Lease and provided the same do not increase any costs to Tenant more than a nominal amount) relating to the Property, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new Rules shall be binding upon Tenant after 20 days' prior written notice thereof to Tenant. All Rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant, or visitor of the Property, or out of the enforcement or waiver of the Rules by Landlord in any particular instance.
(D)    Tenant shall use reasonable efforts to cooperate with Landlord (at no additional cost to Tenant), at all times, in abiding by all regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services necessary for the operation of the Premises or the complex and such other rules and regulations Landlord may prescribe in connection with any so-called green/LEED program(s) undertaken or maintained by Landlord, including, without limitation, surveys adopted by Landlord from time to time for the Building and maintaining and reporting utility consumption data in a format prescribed by Landlord. Landlord and its contractors shall have free access to any and all mechanical installations in the Premises at all reasonable times and upon prior written notice to Tenant (provided that no such notice or reasonable time requirement shall be required in the case of emergency or to perform repairs or other services otherwise required by Landlord under this Lease). Further, Tenant shall not use or operate the Premises in any manner that will cause the Premises, Building or complex or any part thereof not to conform to Landlord's sustainability practices or the certification of the Premises, Building or complex issued pursuant to any so-called green/LEED program(s) undertaken or maintained by Landlord.
(E)    If Tenant discovers the existence of any mold or conditions that reasonably can be expected to give rise to mold, such as by way of example but not limitation, water damage, mold growth, repeated complaints of respiratory ailments or eye irritation by persons occupying the Premises or any notice from a governmental authority of complaints of indoor air quality at the Premises, Tenant will notify Landlord and Landlord shall retain an industrial hygienist or other professional mold consultant to conduct an inspection and prepare a report for Tenant and Landlord. If the inspection report concludes that mold is present in the Premises and such presence is due to the actions, omissions or negligence of Tenant, Tenant will be responsible for the cost of such inspection and the cost of remediation. If the inspection report concludes that mold is present in the Premises and is not due to actions, omissions or negligence of Tenant, Landlord will be responsible for the cost of such inspection and the cost of remediation. If the inspection report concludes that mold is present in the Premises, Landlord will hire a contractor that specializes in mold remediation to prepare a remediation plan for the Premises and upon Landlord’s approval of the plan, the contractor will promptly carry out the work contemplated in the plan in accordance with applicable Laws. To the extent required by applicable state or local health or safety requirements, occupants and visitors to the Premises will be notified of the conditions and the schedule for the remediation. The contractor performing the remediation will provide a written certification to Landlord and Tenant that the remediation has been completed in accordance with applicable Laws.
ARTICLE 5

Services and Utilities
Landlord represents and warrants to Tenant that, as of the date of this Lease, water, sewer, gas, telephone and electricity are available to the Premises and the Building. Tenant is solely responsible for contracting directly for all services and utilities Tenant desires in connection with Tenant's use and occupancy of the Premises. Tenant is also solely responsible for paying directly to the applicable service or utility companies, prior to delinquency, all charges of every nature, kind or description for services and utilities furnished to the Premises or chargeable against the Premises (including, without limitation, charges imposed by any utility or service company as a condition precedent to furnishing or continuing to furnish utilities or services to the Premises), including all charges for water, sewage, heat, gas, light, garbage and rubbish removal, electricity, telecommunications, cable, steam, power, or other public or private utilities and services and any charges or fees for present or future water or sewer capacity to serve the Premises, any charges for the underground installation of gas or other utilities or services, and other charges relating to the extension of or change in the facilities necessary to provide the Premises with adequate utilities and services. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or service providers) and Tenant shall pay such share to Landlord within 30 days after receipt of Landlord's written statement. Subject to Force Majeure, Landlord shall provide lighting of the exterior portions of the Property and all entrances and exits to the Property, seven days a week, 365 days a year. Subject to Force Majeure and the terms of this Lease, Tenant will be entitled to access to the Premises, 24 hours per day, seven days per week. The Premises are currently not separately metered for electricity, but electricity usage for the Premises is determinable by Landlord based on existing submetering for the common areas and for other leasable space in the Building. Tenant may either install a separate meter for the Premises, at Tenant’s expense, and pay the utility company directly or pay Landlord for actual electric usage by Tenant from the Premises as set forth above in this Article.
No interruption in, or temporary stoppage of, any utility or service to the Premises shall render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. Notwithstanding anything to the contrary contained herein, if any utility or service is interrupted for any reason within Landlord's reasonable control and such interruption shall continue for more than four consecutive days after notice of such interruption or failure from Tenant to Landlord, and if such interruption or failure shall render any material portion of the Premises unusable for the conduct of

Tenant's business, and if Tenant in fact does not use or occupy such material portion of the Premises during the period of such interruption or failure, then all Base Rent and Additional Rent payable hereunder with respect to such unusable portion of the Premises shall be abated for the period beginning on the fifth consecutive day of such interruption or failure and such rental abatement shall continue until such portion of the Premises is tenantable again or Tenant recommences use or occupancy of such portion of the Premises, whichever occurs first.
ARTICLE 6

Alterations and Liens
Tenant shall not make any additions, changes, alterations or improvements ("Alterations") outside the Premises, except in accordance with Exhibit B. Except for Permitted Alterations, Tenant shall not make any Alterations within the Premises ("Tenant Work") without the prior written consent of Landlord, which shall not be unreasonably withheld. If Landlord does not consent or object in writing to a proposed Alteration within 10 days after its receipt of Tenant’s request for consent, Tenant may send Landlord a second written notice requesting consent, which must disclose that it is a second notice. If Landlord does not respond within five (5) days of receipt of the second notice, Landlord’s consent to the requested Alteration will be deemed given. Except with respect to Permitted Alterations (as defined below) Landlord may impose reasonable requirements as a condition of such consent including without limitation the submission of plans and specifications for Landlord's prior written approval, obtaining necessary permits, posting bonds, obtaining insurance, prior approval of contractors, subcontractors and suppliers, prior receipt of copies of all contracts and subcontracts, contractor and subcontractor lien waivers, affidavits listing all contractors, subcontractors and suppliers, use of union labor (if Landlord uses union labor), affidavits from engineers acceptable to Landlord stating that the Tenant Work will not adversely affect the Systems and Equipment or the structure of the Property, and requirements as to the manner and times in which such Tenant Work shall be done. All Tenant Work shall be performed in a good and workmanlike manner and all materials used shall be of a quality comparable to or better than those in the Premises and Property and, except with respect to Permitted Alterations, shall be in accordance with plans and specifications approved by Landlord, and, except with respect to Permitted Alterations, Landlord may require that all such Tenant Work be performed under Landlord's supervision. Tenant shall reimburse Landlord for all out of pocket costs incurred by Landlord in reviewing Tenant's plans and specifications and supervising the Tenant Work. Consent or supervision by Landlord shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Landlord hereby expressly disclaims any responsibility or liability for the same. Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Tenant Work.
Notwithstanding anything in this Lease to the contrary other than Exhibit B with respect to the initial Work, without (1) Landlord’s consent, (2) submission of any plans and specifications to Landlord, (3) supervision by Landlord, or (4) payment to Landlord of any plan review or supervision fees (but subject to the other requirements of this Lease), Tenant may make cosmetic Alterations to the Premises that do not affect Systems and Equipment or structural components, that do not require a building permit or raise building code issue(s), do not impact the quiet enjoyment of other Building tenants, and that are not visible outside the Premises, the cost of which must not exceed $75,000 in any instance or series of related instances (collectively, “Permitted Alterations”).
Tenant shall keep the Property and Premises free from any mechanic's, materialman's or similar liens or other such encumbrances in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including reasonable attorneys' fees) arising out of the same or in connection therewith. Tenant shall give Landlord notice at least five (5) days prior to the commencement of any Tenant Work (or such additional time as may be necessary under applicable Laws); in addition Tenant shall post a written or printed notice on the Premises stating that Landlord’s interest shall not be subject to any liens pursuant to §38-22-105(2) of the Colorado Revised Statutes or any similar statute enacted after the Commencement Date. Landlord shall also have the right to post and keep posted notices such as those provided for by §38-22-105(2) of the Colorado Revised Statutes or to take any further reasonable action that Landlord may deem to be proper for the protection of Landlord’s interest in the Premises. Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Property or Premises to any lien or encumbrance whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Tenant Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Property and Premises.
All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before any work is commenced. All contracts between Tenant and a contractor must explicitly require the contractor to (a) name Landlord and Landlord’s agents as additional insureds and (b) indemnify and hold harmless Landlord and Landlord’s agents.
ARTICLE 7

Repairs
Landlord represents and warrants to Tenant that, as of the date of this Lease, the existing heating, ventilating, air conditioning, mechanical, electrical, plumbing, fire suppression, life safety and sprinkler systems serving the Premises are in good working order.
Tenant shall keep the interior of the Premises in good condition, working order and repair (including without limitation, doors, plumbing and other fixtures, security and safety devices, equipment, alterations and improvements whether installed by Landlord or Tenant, to the extent the same are located within the Premises after the point of entry). In the event that any such repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same through contractors approved in writing in advance by Landlord. If Tenant does not promptly make such arrangements, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord (and except to the extent covered by property insurance policies required to be carried by Landlord under this Lease or actually carried by Landlord), Tenant shall indemnify Landlord and pay for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or by the negligence or willful misconduct of Tenant or its employees, agents, contractors, or visitors (as used herein, “agents, contractors or visitors” shall not include UPS, Federal Express, USPS and other national delivery service companies).
Except as provided in the preceding sentence, or for damage covered under Article 8, Landlord shall (1) maintain, repair and replace the common areas of the Property, which shall include, without limitation, timely removal of any snow and ice from the common areas in a manner consistent with snow removal services typically provided to comparable buildings in the Southeast Denver Suburban market; regular pickup of trash and garbage at the Property; cleaning, sweeping and restriping the parking areas on the Property; lighting (including replacement of bulbs and ballasts) the common areas; and maintaining plants and landscaping, and (2) keep the Systems and Equipment in good condition, working order and repair (and the costs incurred under (1) and (2) above shall be included in Operating Expenses to the extent permitted under Article 3 above). Additionally, Landlord will maintain, repair, and replace in good condition and repair: (a) the roof, (b) the exterior walls; (c) the structure and foundation of the Building; (d) utility lines located outside the Premises, and the pipes and conduits located outside the Premises; (e) the under-slab electrical and plumbing services; and (f) the base building fire suppression, life safety and sprinkler systems serving the Building and the Premises. The costs incurred under (a) through (f) above shall be included in Operating Expenses to the extent permitted under Article 3 above. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall, at its sole cost and expense (and not subject to reimbursement as an Operating Expense) replace the roof of the Building, as opposed to repair the roof of the Building, if the aggregate cost in any calendar year to repair the roof would exceed 25% of the cost to replace the roof.
ARTICLE 8

Casualty Damage
Subject to Article 6 and the remainder of this Article 8, Landlord shall use available insurance proceeds to restore the Premises or any common areas of the Property providing access thereto which are damaged by fire or other casualty during the Term. Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Holder, any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant's furniture, furnishings, fixtures or equipment, or any of Tenant’s alterations or improvements in the Premises, which Tenant covenants to rebuild at Tenant’s expense promptly after the casualty. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof. However, from the date of the casualty until Landlord completes Landlord’s repairs, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof (unless Tenant or its employees or agents intentionally caused the damage). Notwithstanding the foregoing, Landlord may terminate this Lease by giving Tenant written notice of termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least ninety (90) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums, (b) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than 24 months remain in the Term, (c) the damage is not fully covered by Landlord's insurance policies (excluding the deductible), provided that Landlord is maintaining the insurance required to be maintained by Landlord in accordance with this Lease, or (d) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Property, or (e) the nature of such work would make termination of this Lease necessary and Landlord also terminates the leases of all other similarly situated tenants. If Landlord does not elect to terminate the Lease as provided above, Landlord shall send Tenant a written estimate, from an independent architect or general contractor selected by Landlord, of the amount of time reasonably required to repair and restore the Premises and access thereto, as the case may be (“Completion Estimate”). Tenant may terminate this Lease by giving Landlord written notice of termination within thirty (30) days after Tenant’s receipt of the Completion Estimate (such termination notice to include a termination date providing not more than ninety (90) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty such that: (a) the Completion Estimate estimates that Landlord’s repairs to the Premises and access thereto cannot reasonably be completed within two hundred seventy (270) days after the casualty without the payment of overtime or other premiums, or (b) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than 24 months remain in the Term. Furthermore, if neither Landlord nor Tenant terminates this Lease as provided above and Landlord undertakes but fails to substantially complete Landlord’s restoration of the Premises and access thereto within two hundred seventy (270) days after the casualty (“270 Day Period”) Tenant may terminate this Lease by giving Landlord written notice of termination at any time after the 270 Day Period but prior to such substantial completion (such termination notice to include a termination date providing not more than thirty (30) days for Tenant to vacate the Premises). Tenant agrees that Landlord's obligation to restore, the abatement of Rent and the termination options provided herein, shall be Tenant's sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to terminate the Lease by reason of damage to the Premises or Property. Tenant acknowledges that this Article represents the entire agreement between the parties respecting casualty damage to the Premises or the Property.
ARTICLE 9

Insurance, Subrogation, and Waiver of Claims
(A)    Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises, the Building or the Property, which will in any way increase the rate of property insurance or other insurance on the Property. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase. The statement of any applicable insurance company that an increase is due to any such activity, equipment or other item shall be conclusive evidence thereof.
(B)    Throughout the Term, Tenant shall obtain and maintain the following insurance coverages written with companies with an A.M. Best A-, X or better rating and S&P rating of at least A-:
(i)    Commercial General Liability insurance, written on an occurrence basis, with limits not less than Two Million Dollars ($2,000,000) per occurrence, Two Million Dollars ($2,000,000) general aggregate, Two Million Dollars ($2,000,000) products/completed operations aggregate, Two Million Dollars ($2,000,000) personal and advertising injury liability, and Fifty Thousand Dollars ($50,000) fire damage legal liability. The insurance shall be written on a current ISO occurrence form (or a substitute form providing equivalent or broader coverage) and shall cover liability including, but not limited to, arising from premises, operations, independent contractors, products-completed operations, personal injury, and advertising injury.
(ii)    Workers' Compensation insurance as required by the applicable state law, and Employer's Liability insurance with limits not less than One Million Dollars ($1,000,000) each accident, One Million Dollars ($1,000,000) disease policy limit, and One Million Dollars ($1,000,000) disease each employee.
(iii)    Commercial Auto Liability insurance (if applicable) covering automobiles owned, non-owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit each accident.
(iv)    Umbrella/Excess Liability insurance on a follow form basis in excess of the Commercial General Liability, Employer's Liability and Commercial Auto Liability policies with limits not less than Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) annual aggregate.

(v)    Special form Property insurance, including sprinkler leakage, covering Tenant's Work; Tenant's property, furniture, furnishings, fixtures, improvements; Alterations; and Tenant’s equipment located at the Building, on a replacement cost basis. If Tenant is responsible for any machinery and equipment, Tenant shall maintain mechanical breakdown insurance. Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's personal property or any Alterations (including Tenant's Work), and Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.
(vi)    Business Interruption and Extra Expense insurance in amounts typically carried by prudent tenants engaged in similar operations. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expenses attributable to all perils insured against.
(vii)    Builder's Risk insurance during the course of construction, including during the performance of Tenant's Work, and until completion thereof, of any alteration or improvement, with an Installation Floater where applicable. Such insurance shall cover the interests of Landlord, Landlord's contractor or subcontractors, and Tenant and Tenant's contractors, as applicable, against loss or damage by fire, vandalism, theft and other such risks as are customarily covered by the Special form policy upon all Tenant improvements and alterations or Tenant's Work in place, including all materials, equipment, and temporary structures of all kinds incident to said alterations, improvements or Tenant's Work, all while forming a part of, or on the Premises or in transit, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder's Risk insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.
All insurance required to be carried by Tenant may be carried under blanket policies of insurance covering the Premises and other locations of Tenant and its related entities.
(C)    Landlord and Landlord’s designees shall be endorsed on each policy as Additional Insureds as it pertains to the Commercial General Liability, Umbrella/Excess Liability, and Auto Liability policies, and said coverage shall be primary and noncontributory to any insurance carried by Additional Insureds. The Additional Insureds will be entitled to the limits stated in this Lease. Landlord shall be a Loss Payee on the Property policy in respect of Tenant's improvements to the extent Landlord is responsible for the repair and replacement of same under this Lease. All insurance shall: (1) remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss. Tenant hereby waives its right of action and recovery against and releases Landlord, Landlord's property manager, affiliates, shareholders, partners, directors, officers, employees, agents and representatives from any and all liabilities, claims and losses for which they may otherwise be liable to the extent such claims are covered by property insurance policies required to be carried under this Lease, or any other property insurance actually carried by Tenant; (2) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord and Landlord's representatives in connection with any loss or damage covered by such policy, and Tenant shall provide evidence of such waiver; and (3) be acceptable in form and content to Landlord. Tenant’s insurance carrier shall endeavor to provide Landlord with 30 days advance notice of any cancellation of Tenant's insurance coverage for any reason if it is reasonable and customary in the Building's submarket for such insurance carrier to do so. In the event Tenant's insurance carrier does not provide Landlord advance notice of cancellation, then Tenant shall give Landlord notice of cancellation no later than 14 days after Tenant learns of such cancellation. Notice of cancellation to Landlord may be made by any commercially reasonable means, including mail, electronic mail, or facsimile transmission to the contact name and email address provided by Landlord. It is the responsibility of Landlord to provide Tenant with up-to-date contact names and email addresses.

(D)    No Commercial General Liability policy shall contain a deductible or self-insured retention greater than $500,000 except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to reasonably require higher minimum limits or different types of insurance if it is reasonable and customary in the market, so long as Landlord and Tenant execute an amendment to this Lease to confirm the new limits or insurance coverages. Tenant shall deliver an ACORD 25 certificate or its equivalent with respect to all liability and personal property insurance and an ACORD 28 certificate or its equivalent with respect to all commercial property insurance to Landlord on or before the date Tenant takes possession of the Premises and at least annually thereafter. If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to taking possession and thereafter within thirty (30) days following Landlord's request during the Term (and in any event within 14 days after the expiration date of any such coverage, any other cure or grace period provided in this Lease not being applicable hereto), Landlord shall be authorized (but not required) after ten (10) day's prior notice to Tenant to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable as additional rent within 30 days after written invoice therefor. Throughout the Term of this Lease, Landlord agrees to carry and maintain Special form property insurance, on a replacement cost basis, covering the Building and Landlord's property therein, excluding property required to be insured by Tenant in amounts not less than their full replacement cost. Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent such claims are covered by property insurance policies required to be carried under this Lease, or any other property insurance actually carried by Landlord. Landlord shall secure a waiver of subrogation from its insurance carrier with respect to all property insurance policies required to be carried under this Lease, and Landlord shall provide evidence of such waiver. Landlord also agrees to carry and maintain Commercial General Liability insurance in limits it reasonably deems appropriate, but in no event less than the limits required by Tenant above. Any insurance required to be maintained by Landlord may be taken out under blanket insurance policies covering other buildings, property or insureds in addition to the Building and Landlord. Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant's personal property or any Alterations (including Tenant's Work), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business. All insurance required to be carried by Landlord may be carried under blanket policies of insurance covering the Building and other locations of Landlord and its related entities.
(E)    All contracts between Tenant and a contractor/vendor performing work or providing services in the Premises that requires the contractor/vendor to name Tenant as an additional insured must explicitly require the contractor/vendor: (a) to name Landlord and Landlord's agents as additional insureds, and (b) to indemnify, defend and hold harmless Landlord and Landlord's agents. Certificates of insurance from contractors/vendors must be received by Landlord before any work or services are commenced in the Premises.
ARTICLE 10

Condemnation
If (a) the whole or any material part of the Premises or the Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose; (b) any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or the Property, or (c) Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Tenant shall have reciprocal termination rights if the whole or any material part of the Premises is permanently taken or if access to the Premises is permanently and materially impaired or if more than 25% of the parking spaces constructed on the Adjacent Parking Parcel (as defined in Article 35 below) is permanently taken. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and of fixtures belonging to Tenant and removable by Tenant upon expiration of the Term and for moving expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant). All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. Rent shall be proportionately abated if any part of the Premises shall be taken and this Lease shall not be so terminated.
ARTICLE 11

Return of Possession
At the expiration or earlier termination of this Lease or Tenant's right of possession of the Premises, Tenant shall surrender possession of the Premises in the condition required under Article 7, ordinary wear and tear excepted, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property. All improvements, fixtures and other items in or upon the Premises (except trade fixtures and personal property belonging to Tenant), whether installed by Tenant or Landlord, shall be Landlord's property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. However, by giving Tenant notice in writing, at the time the applicable improvement, fixture, Alteration or other item is installed, Landlord may require Tenant to promptly remove any or all of the foregoing items as are designated in such notice and repair any damage to the Premises or the Building caused by such removal. Notwithstanding the foregoing, in no event shall Landlord require Tenant to remove standard and customary installations. Examples of non-standard and non-customary installations include, but are not limited to, internal stairways, supplemental air conditioning systems, data centers, UPS, high density filing systems, demountable partitions, water features, stone or masonry walls, folding wall systems, raised flooring, vaults, or other structural work. Tenant shall not be required to restore the Premises to warehouse condition and Landlord expressly waives any right to reimbursement or claim against Tenant for the restoration of the Premises to warehouse configuration. Tenant shall remove its personal property and any free-standing work partitions and other furniture installed in the Premises by Tenant. If Tenant shall fail to perform any repairs or fail to remove any items from the Premises or the Property required hereunder, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand. Any and all property that may be removed from the Premises or the Property by Landlord pursuant to any provisions of this Lease or any Law, to which Tenant is or may be entitled, may be handled, removed or stored in a commercial warehouse or otherwise by Landlord at Tenant's risk, cost or expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in any removal and all storage charges as long as the same is in Landlord's possession or under Landlord's control. Any property, which is not removed from the Premises or which is not retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or of Tenant's right to possession of the Premises, shall, at Landlord's option, be conclusively presumed to have been abandoned and thus to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.

ARTICLE 12

Holding Over
If after the expiration of this Lease, and provided that no uncured Default exists on the expiration of this Lease and that Tenant has provided Landlord with at least 90 days advance written notice of its election to hold over under the terms of this section at the end of the Term of this Lease, Tenant may elect, as set forth in its written notice, to remain in possession of the Premises and continue to pay Rent for the entire Premises for one to six months following the expiration of this Lease. Tenant’s notice shall designate the number of months that it desires to hold over pursuant to this section. Any such possession shall be subject to all provisions hereof (other than those relating to the Term of this Lease) but at a Monthly Rent equivalent to 125% of the last monthly Rent paid during the immediate prior Term of this Lease. Notwithstanding the foregoing, Landlord shall have the right to prohibit Tenant from exercising its short term extension option pursuant to this paragraph by written notice to Tenant given within five (5) business days of receipt of Tenant’s extension notice in the event that Landlord has a prospect for all or any portion of the Premises.
If Tenant fails to give notice at least 90 days in advance, and, unless Landlord expressly agrees otherwise in writing, if Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, Tenant shall occupy the Premises as a tenant at sufferance, except that Tenant shall pay Landlord one hundred fifty percent (150%) of the amount of Rent then applicable (or the highest amount permitted by Law, whichever shall be less) on a per month basis. In addition, Tenant shall be responsible for all consequential damages sustained by Landlord on account of Tenant holding over if Tenant holds over for more than sixty (60) days. The foregoing provisions shall not serve as permission for Tenant to holdover, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises, and shall be subject to the provisions of Article 11). The provisions of this paragraph do not waive Landlord's right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant's remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.
ARTICLE 13

No Waiver
No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord's consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord's consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any Person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord's right to approve any Transfer.

ARTICLE 14

Attorneys' Fees and Jury Trial
In the event of any litigation between the parties, the prevailing party shall be awarded, as part of the judgment, all reasonable attorneys' fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.
ARTICLE 15

Personal Property Taxes, Rent Taxes and Other Taxes
Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant's fixtures, furnishings, equipment and personal property located in the Premises, and any Tenant Work to the Premises which is deemed to be personal property by any governmental agency or subdivision thereof. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of such impositions applicable to Tenant's property. Tenant shall pay any rent tax or sales tax, service tax, use tax, transfer tax or value added tax, or any other applicable tax on Rent or services provided herein or otherwise respecting this Lease.
ARTICLE 16

Subordination, Attornment and Mortgagee Protection
Landlord hereby represents and warrants to Tenant that no Mortgage presently encumbers the Property. This Lease is subject and subordinate to all Mortgages hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property. Notwithstanding the foregoing, such subordination shall not be effective unless the Holder (as defined below) delivers to Tenant a commercially reasonable written agreement that Tenant’s rights under this Lease shall not be disturbed by such Holder so long as Tenant has paid all amounts then owing and is otherwise not in default beyond applicable notice and cure periods under this Lease. If any foreclosure proceedings are initiated by any Holder or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees to attorn and pay Rent to any Holder which is a successor to Landlord hereunder or a purchaser at a foreclosure sale and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment (provided such Holder or purchaser shall agree in writing in any such instrument to accept this Lease and not disturb Tenant's occupancy, so long as Tenant does not default and fail to cure within the time permitted hereunder). However, in the event of attornment, no Holder shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Holder becoming Landlord under such attornment) except to the extent the same relate to a continuing default under the Lease for which the Holder has been provided notice prior to becoming Landlord, (ii) liable for any security deposit or bound by any prepaid Rent (paid more than one month in advance) not actually received by such Holder, or (iii) be liable for any accrued obligation, act or omission of any prior landlord (including, without limitation, Landlord), whether prior to or after foreclosure or termination of the superior lease, as the case may be except to the extent the same relate to a continuing default under this Lease for which the Holder has been provided notice prior to becoming Landlord. "Holder" shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor. "Mortgage" shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or any part thereof and all renewals, modifications, consolidations, replacements or extensions thereof. Any Holder may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage. Tenant shall execute such documentation as Landlord may reasonably request from time to time, in order to confirm the matters set forth in this Article in recordable form. In the event of any default on the part of Landlord, arising out of or accruing under the Lease, whereby the validity or the continued existence of the Lease might be impaired or terminated by Tenant, or Tenant might have a claim for partial or total eviction, Tenant shall not pursue any of its rights with respect to such default or claim, and no notice of termination of the Lease as a result of such default shall be effective, unless and until Tenant has given written notice of such default or claim to the applicable Holder (but not later than the time that Tenant notifies Landlord of such default or claim) and granted to such Holder a reasonable time, which shall not be less than the greater of (i) the period of time granted to Landlord under the Lease, or (ii) thirty (30) days, after the giving of such notice by Tenant to such Holder, to cure or to undertake the elimination of the basis for such default or claim, after the time when Landlord shall have become entitled under the Lease to cure the cause of such default or claim; it being expressly understood that (a) if such default or claim cannot reasonably be cured within such cure period, such Holder shall have such additional period of time to cure same as it reasonably determines is necessary, so long as it continues to pursue such cure with reasonable diligence, and (b) such Holder's right to cure any such default or claim shall not be deemed to create any obligation for such Holder to cure or to undertake the elimination of any such default or claim.
ARTICLE 17

Estoppel Certificate
Tenant shall from time to time, within 10 business days after written request from Landlord, execute, acknowledge and deliver a certificate affirming that, except as otherwise expressly stated in the certificate, (A) this Lease is unmodified and in full force and effect; (B) to Tenant's actual knowledge, Landlord is not in default hereunder, or if so, specifying each such default of which Tenant may have actual knowledge; (C) Tenant is in possession of the Premises; (D) to Tenant's actual knowledge, Tenant has no off-sets or defenses to the performance of its obligations under this Lease (except as otherwise stated); (E) that the Premises have been completed in accordance with the terms, covenants and conditions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; and (F) certifying such other matters as Landlord may reasonably request, or as may be requested by Landlord's current or prospective Holders, insurance carriers, auditors, rating agencies, and prospective purchasers. The certificate shall also confirm the dates to which the Rent has been paid in advance and the amount of any Security Deposit. The certificate may be relied upon by Landlord, its Holder(s), insurance carriers, auditors, rating agencies, and prospective purchasers. If Tenant shall fail to timely execute and return an estoppel certificate which has been delivered to Tenant, Tenant shall be deemed to have agreed with the matters originally set forth therein.
ARTICLE 18

Assignment and Subletting
(A)    Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (as further described below): (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the occupancy of the Premises by any Person other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date

(which shall not be less than thirty (30) nor more than one hundred and eighty (180) days after Tenant's notice), (b) the portion of the Premises to be Transferred (herein called the "Subject Space"), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. If Landlord does not consent or object in writing to such proposed Transfer within 10 days after its receipt of Tenant’s request for consent and required documentation, Tenant may send Landlord a second written notice requesting consent, which must disclose that it is a second notice. If Landlord does not respond within five (5) days of receipt of the second notice, Landlord’s consent to the requested Transfer will be deemed given. If Landlord requests additional information, Tenant's notice will not be deemed to have been received and Landlord may withhold consent to such Transfer until Landlord receives and has a reasonable opportunity to review such additional information. Any Transfer made without complying with this Article shall, at Landlord's option, be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord $1500 as an administrative fee to compensate Landlord for its review and processing expenses plus Tenant shall reimburse Landlord for reasonable out of pocket attorneys’ fees incurred by Landlord in connection with such request.
(B)    Approval. Landlord will not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant's notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Property, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (iv) the Transferee is either a government (or agency or instrumentality thereof) or an occupant of the Property, (v) the proposed Transferee does not have a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vi) Tenant has committed and failed to cure a Default at the time Tenant requests consent to the proposed Transfer, (vii) in the judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of the Landlord involving the Property or any other tenant's lease within it; (viii) the net effective rent payable by the Transferee (adjusted on a square foot basis) is less than the net effective rent then being quoted by Landlord for new leases in the Building for comparable size space for a comparable period and the proposed Transferee is an existing tenant of the Building or in negotiation with Landlord to become a tenant of the Building; or (ix) any other basis which Landlord reasonably deems appropriate. If Landlord wrongfully withholds its consent to any Transfer, Tenant's sole and exclusive remedy therefor shall be to seek specific performance of Landlord's obligation to consent to such Transfer.
(C)    Transfer Premium. If Landlord consents to a sublease, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such sublease. "Transfer Premium" shall mean all rent, additional rent or other consideration paid by the sublessee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per square foot basis, if less than all of the Premises is transferred), after deducting therefrom (on a monthly basis) the reasonable expenses incurred by Tenant, amortized over the balance of the Term, for any changes, alterations and improvements to the Premises, any other economic concessions or services provided to the sublessee, and any customary brokerage commissions paid in connection with the sublease if acceptable written evidence of such expenditures is provided in advance to Landlord. The percentage of the Transfer Premium due Landlord hereunder shall be paid within 30 days after Tenant receives any Transfer Premium from the Transferee.

(D)    Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving written notice to Tenant within 15 days after receipt of Tenant's notice of any proposed Transfer (excluding, however, any sublease of less than 30% of the Premises for less than 42 months), to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in Tenant's notice as the effective date of the proposed Transfer (or at Landlord's option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of square feet retained by Tenant in proportion to the number of square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. Notwithstanding the foregoing, if Landlord notifies Tenant of Landlord’s election to terminate the Lease as to any portion of the Premises pursuant to this section, Tenant shall have five business days after Tenant’s receipt of such termination and recapture notice to notify Landlord in writing that Tenant rescinds its notice of the proposed Transfer and withdraws the proposed Transfer set forth therein, in which case such proposed Transfer and Landlord’s termination shall be null and void.
(E)    Terms of Consent. If Landlord consents to a Transfer: (a) any Transfer shall be made only if, and shall not be effective until, the Transferee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee shall agree to be bound by and assume the obligations of this Lease on the part of Tenant to be performed or observed, (b) the terms, covenants and conditions of this Lease, including among other things, Tenant's (or any Transferee's) liability for the Subject Space, shall in no way be deemed to have been waived or modified and the original named Tenant (and any Transferee, as the case may be) shall remain fully liable for the payment of Rent and Additional Rent and for the other obligations of this Lease on the part of Tenant to be performed or observed, (c) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (d) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease additional space, any such rights being deemed personal to Tenant, (e) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in a form reasonably acceptable to Landlord, and (f) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (i) treat such sublease as canceled and repossess the Subject Space by any lawful means, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall Default and fail to cure within the time permitted for cure under Section 20(A), Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such Default is cured.
(F)    Permitted Transfers. Notwithstanding Section 18(A), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord: (i) any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (an "Affiliate"); (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (a) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (b) the Tangible Net Worth of the surviving or created entity is not less than $100,000,000; (iii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than$100,000,000; or (iv) to any Communications Purchaser (as defined below) if such Communications Purchaser’s Tangible Net Worth after such purchase is not less than $100,000,000. Any such Permitted Transferee shall have a similar right to Transfer all or part of its interest in this Lease or all or part of the Premises, without Landlord’s consent, to any other Permitted Transferee. As used herein, “Communications Purchaser” means any purchaser of all or a portion of the communications systems, equipment or business operations of Tenant or Tenant’s Affiliates located on or related to the Premises. Tenant shall promptly notify Landlord of any such Permitted Transfer. Upon any assignment of this Lease to a Permitted Transferee as permitted by this Section, Tenant shall be relieved of all obligations and liabilities arising hereunder after the date of the assignment so long as the assignee of this Lease has a Tangible Net Worth equal to or greater than $100,000,000 at the time of the assignment. Except as otherwise provided in this section, no transfer or assignment of the stock of Tenant, or any ownership interest in Tenant, shall constitute an assignment of this Lease. If Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. No later than ten (10) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (x) copies of the instrument effecting the Permitted Transfer, (y) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (z) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets all assets (except as set forth below) which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises, but specifically including in the determination of total assets all cable subscription values and contracts. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Article 18.
ARTICLE 19

Rights Reserved By Landlord
Except as expressly provided herein, Landlord reserves the right to control the Property including, without limitation, the following rights:
(A)    To change the name or street address of the Building (provided that Landlord will not rename the Building with the name of a direct competitor of Tenant); install and maintain signs on the exterior and interior of the Property or any part thereof; retain at all times, and use in appropriate instances as permitted under this Lease, keys to all doors within and into the Premises; grant to any Person the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use permitted Tenant by this Lease.
(B)    To enter the Premises upon reasonable prior notice (except in the event of emergency) during Tenant’s business hours to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants and brokers, and if Tenant shall abandon the Premises at any time for more than 30 consecutive days, or shall vacate the same during the last three (3) months of the Term, to decorate, remodel, repair, or alter the Premises.
(C)    To temporarily limit or prevent access to the Property or any part thereof or otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.
(D)    To decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Property or any part thereof, and to any adjacent building, structure, parking facility, land, street or alley. In connection with such matters, or with any other repairs, maintenance, improvements or alterations, in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and during such operations may, upon reasonable prior notice to Tenant, enter upon the Premises at reasonable hours and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may temporarily close public entry ways, other public areas, restrooms, stairways or corridors and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant's request.
(E)    Intentionally deleted.
(F)    To install, use and maintain in and through the Premises pipes, conduits, wires, ducts or mechanical installations serving the Property. Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with the moving or the servicing of equipment of Landlord to or from the enclosures containing such installations and Tenant further agrees that neither Tenant, nor its servants, employees, agents, visitors, licensees, or contractors shall at any time tamper with, adjust, or otherwise in any manner affect Landlord's mechanical installations.
(G)    To take any other action which Landlord deems reasonable in connection with the operation, maintenance, marketing, or preservation of the Building or the Property.
In connection with entering the Premises to exercise any of the foregoing rights, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant's on-site manager or other appropriate person (except in emergencies, or for routine cleaning or other routine matters), and (b) take reasonable steps to minimize any interference with Tenant's business. Exercise of any of the foregoing rights shall not constitute a constructive eviction or entitle Tenant to abatement of Rent, damages or other claims of any kind. Landlord shall have a copy of all keys to all doors within and into the Premises. No locks will be changed without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed.
ARTICLE 20

Landlord's Remedies
(A)    Default. The occurrence of any one or more of the following events shall constitute a "Default" by Tenant, which if not cured within any applicable time permitted for cure below, shall give rise to Landlord's remedies set forth in Paragraph (B), below: (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within ten (10) days after notice; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, unless such failure is cured within thirty (30) days after notice, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant's failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iii) failure by Tenant to comply with the Rules, unless such failure is cured within ten (10) days after notice (provided, if the nature of Tenant's failure is such that more than ten (10) days’ time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iv) intentionally deleted; (v) (a) making by Tenant of any general assignment for the benefit of creditors, (b) filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located on the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant's assets located on the Premises or of Tenant's interest in this Lease, (e) Tenant's convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant's insolvency or admission of an inability to pay its debts as they mature; or (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant in connection with negotiating or entering this Lease or in connection with any Transfer under Article 20. Failure by Tenant to comply with the same term or condition of this Lease on three (3) occasions during any twelve (12) month period shall cause any failure to comply with such term or condition during the succeeding twelve month period, at Landlord's option, to constitute an incurable Default, if Landlord has given Tenant notice of each such failure within five (5) days after each such failure occurs. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law.
(B)    Remedies. If a Default occurs and is not cured within any applicable time permitted under Paragraph (A), in addition to any and all rights to which Landlord may be entitled by Law or equity, Landlord shall have the rights and remedies hereinafter set forth, each of which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law (including, without limitation, specific performance and the ability to accelerate rent) or other provisions of this Lease, any and all of which may be exercised with or without further notice and with or without demand whatsoever, concurrently or successively, and at such time or times and in such order as Landlord may from time to time determine:
(i)    Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 20(D), and (c) an amount equal to (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" on the date this Lease is terminated minus one percent, minus (2) the then present fair rental value of the Premises for such period, similarly discounted. The “Prime Rate” of interest shall be the "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal from time to time. In the event The Wall Street Journal no longer publishes a Prime Rate of interest, Landlord shall select a comparable equivalent. For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant's Prorata Share of Taxes and Operating Expenses shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.
(ii)    Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 20(D), and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 20(B)(ii), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 20(B)(ii). If Landlord elects to proceed under this Section 20(B)(ii), it may at any time elect to terminate this Lease under Section 20(B)(i).
(C)    Mitigation of Damages. If Landlord terminates this Lease or Tenant's right to possession of all or any part of the Premises, Landlord shall use reasonable efforts to mitigate Landlord's damages to the extent required by Law.
(D)    Payment by Tenant. Upon any uncured Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing, restoring, or otherwise putting the Premises into a condition suitable for lease, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions and other costs incidental to such reletting), (v) performing Tenant’s obligations which Tenant failed to perform, and (vi) enforcing or advising Landlord of its rights, remedies, and recourses arising out of the Default.
(E)    Late Charges and Interest. Tenant shall pay, as additional Rent, a service charge of One Hundred Dollars ($100.00) for bookkeeping and administrative expenses if Rent is not received within 10 days after its due date or if Landlord rightfully issues to Tenant a notice of default. In addition, any Rent paid more than 10 days after it is due shall accrue interest from the due date at the Default Rate until payment is received by Landlord. The "Default Rate" of interest shall be the Prime Rate of interest (defined above) plus five percent (5%). Such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord's right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.
(F)    Landlord Action. If Tenant at any time fails to make any payment or perform any other act on its part to be made or performed under this Lease (after expiration of any applicable notice and cure period), Landlord may, but shall not be obligated to, after reasonable notice or demand and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable and in that connection pay expenses and employ counsel. All sums paid by Landlord and all costs, charges, and expenses incurred by Landlord in enforcing Tenant's obligations under this Lease or incurred by Landlord in any litigation, negotiation, or transaction in which Tenant causes Landlord, without Landlord's fault, to be involved or concerned (including, but not limited to reasonable attorneys' fees and costs) shall be payable by Tenant upon demand.

(G)    Other Matters. No act or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.
(H)    Cross Default. In the event that, at any time during the Term, Tenant shall be in default under another lease (the "Other Lease") with Landlord, Landlord may, at Landlord's option, deem such default under the Other Lease as a default by Tenant under this Lease (and Tenant shall thereafter be in default under this Lease) and Landlord may exercise all rights and remedies pursuant to this Lease and at law or in equity which Landlord may have upon a default by Tenant under this Lease. Without limiting the foregoing, Landlord shall be permitted to add to any amount owing by Tenant to Landlord hereunder all amounts owing by the tenant to the Landlord under the Other Lease.
ARTICLE 21

Landlord Default
(A)     Emergency Default. Notwithstanding anything to the contrary contained in this Lease, in the event of any default by Landlord in the performance of its obligations under this Lease that is within Landlord’s control to remedy, which default results in an emergency situation that adversely affects the health, safety or welfare of Tenant’s employees, customers, guests or invitees, or materially adversely affects Tenant’s ability to conduct normal business operations from the Premises (collectively an “Emergency Default”), and if Landlord fails to commence a cure for such Emergency Default within one business day after notice regarding the same (which notice must state that Tenant intends to exercise self-help if Landlord does not remedy), or if Landlord thereafter fails to diligently pursue such cure to completion, then Tenant shall have the right, in its sole discretion, to exercise such self-help measures as may be reasonably necessary to repair and resolve the Emergency Default. Any costs and expenses so incurred by Tenant shall be reimbursed by Landlord upon demand. In no event may Tenant exercise self-help with respect to portions of the Property other than the Premises and the common areas that exclusively serve the Premises. Tenant shall have the foregoing self-help right with respect to Emergency Defaults related to the roof located over any portion of the Premises. Tenant may not exercise self-help if a Default exists, nor may Tenant enter other tenants’ leased premises or cause a breach of other tenants’ leases.
(B)    Other Landlord Defaults. If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord and such failure does not result in an Emergency Default, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant; provided, if the nature of Landlord's failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter reasonably seeks to cure such failure to completion. The aforementioned periods of time permitted for Landlord to cure shall be extended for any period of time during which Landlord is delayed in, or prevented from, curing due to fire or other casualty, strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages, acts or omissions by Tenant or other Persons, and other causes beyond Landlord's reasonable control. If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease) at law and in equity.

ARTICLE 22

Conveyance by Landlord and Liability
In case Landlord or any successor owner of the Property shall convey or otherwise dispose of the Property, or the portion thereof in which the Premises are located, to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become "Landlord" hereunder, provided such other Person has assumed and agreed in writing to be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, including the return of any Security Deposit, and Tenant shall attorn to such other Person, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property (including undistributed rents and other undistributed proceeds received therefrom). Tenant agrees to look solely to Landlord's interest in the Property (including undistributed rents and other undistributed proceeds received therefrom) for the recovery of any judgment against Landlord and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord's present and future members, managers, partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns, directors, trustees, shareholders, agents and employees, and their respective partners, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord's obligations under the Lease.
ARTICLE 23

Indemnification
Subject to the waiver provisions set forth in Article 9 hereof, and except to the extent arising from the intentional misconduct or negligent acts of Landlord or Landlord's agents or employees, Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys' fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in the Premises. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any "Work" by Tenant, the installation, maintenance, use or removal of any "Lines" located in or serving the Premises as described in Article 25, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any "Hazardous Material" as described in Article 26 (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional misconduct or negligent acts of Landlord or Landlord's agents or employees.
Subject to the waiver provisions set forth in Article 9 hereof, and except to the extent arising from the intentional misconduct or negligent acts of Tenant or Tenant's agents or employees, Landlord shall defend, indemnify and hold harmless Tenant and Tenant’s agents and employees from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys' fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in the common areas of the Property.
The foregoing indemnity obligations shall survive the expiration or sooner termination of this Lease. The foregoing indemnity obligations shall be in addition to, and shall not be in discharge of or in substitution for, any of the insurance requirements or any other indemnity provisions of this Lease.
ARTICLE 24

Safety and Security Devices, Services and Programs
The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant's property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 9. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law provided the same do not increase any costs to Tenant more than a nominal amount.
Landlord and Tenant recognize the risk of domestic or international threats or acts of violence, terrorism, and war which may require additional security measures in the day-to-day operation of the Property. To promote the health, safety and welfare of the Building's tenants, Tenant agrees to cooperate in any security measures instituted by Landlord or recommended by governmental officials in response to this risk provided the same do not increase any costs to Tenant more than a nominal amount. Tenant shall participate in evacuation drills performed by Landlord from time to time. Tenant consents to the search of all persons entering or leaving the Property. Reasonable expenses incurred by Landlord in connection with the development, implementation and provision of security measures shall be included in Operating Expenses. The exercise of security measures by the Landlord and the resulting interruption of service to, or cessation or diminution of Tenant's business, if any, shall not be deemed to be an eviction or disturbance of Tenant's use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages or relieve Tenant from Tenant's obligations under this Lease.
Provided Tenant complies with the requirements of this Lease (including, without limitation, Article 6 or Exhibit B, as applicable), Tenant shall have the right (a) to install a security system or card reader system at all entrances of the Premises, or (b) to use all or any portion of the existing security system from the prior tenant, or both (collectively the “Security System”). Provided Tenant obtains Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed), the installation of the Security System shall include the right to run wire, cables or other switches to or from the Premises, to or through other portions of the Property, and from a public right of way to the Premises. Notwithstanding anything to the contrary contained in this Lease, at the end of the Term of this Lease, Tenant shall have the obligation to remove the Security System. Tenant shall be responsible for all costs associated with Tenant’s Security System and any necessary modifications to the Building security system to accommodate Tenant’s Security System. Landlord shall not be required to replace the Building’s system or incur any expense to upgrade the Building’s system to accommodate Tenant’s Security System. Tenant’s Security System must be compatible with the Building’s fire/life safety and security systems.
ARTICLE 25

Communications and Computer Lines
Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related electronic signal transmission devices (collectively the "Lines") at the Property in or serving the

Premises, provided: (a) Tenant shall (i) obtain Landlord's prior written consent (not to be unreasonably withheld), (ii) use an experienced and qualified contractor approved in writing by Landlord, and (iii) comply with all of the other provisions of Article 6; (b) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property; (c) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation; (d) Landlord may require that Tenant remove Tenant's Lines upon the expiration or earlier termination of this Lease; (e) Tenant's rights shall be subject to the rights of any regulated telephone company; and (f) Tenant shall pay all costs in connection with Tenant's Lines. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition.
Tenant shall have the right to choose its telecommunications provider for the Premises, and Landlord shall have no right to prohibit Tenant from connecting the Premises to any particular telecommunications provider provided Tenant’s telecommunications provider executes a mutually acceptable license agreement with Landlord.

ARTICLE 26

Hazardous Materials
Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any "Hazardous Material" (as defined below) upon or about the Property, or permit Tenant's employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property, except as necessary and appropriate for its Permitted Use, in which case: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such Permitted Use of the Premises, strictly in accordance with applicable Law and the manufacturers' instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Property, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord's trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant's expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.
Tenant and Landlord shall each promptly notify the other party of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the Property or the migration thereof from or to other property, (ii) any demand or claim made or threatened by any party against Tenant or Landlord or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises or the Property, and (iv) any matter where Tenant or Landlord is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises or at the Property. Landlord shall have the right (but not the obligation) to join and participate as a party in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet ("MSDS") issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law. The term "Hazardous Material" for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.
If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant's expense. Such clean up and removal work shall be subject to Landlord's prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to commence actions to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, and thereafter diligently pursue compliance and remediation, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant's agent through contractors or other parties selected by Landlord, at Tenant's expense (without limiting Landlord's other remedies under this Lease or applicable Law).
If at any time during the term asbestos and/or asbestos-containing materials (collectively, “ACM”) or any other Hazardous Material (defined below) is located in the Premises and such ACM or Hazardous Material was either in the Premises before Tenant took possession or placed in the Premises by Landlord after Tenant took possession, then Landlord shall, upon Tenant’s request, at Landlord’s sole cost and expense, remove or encapsulate such ACM or Hazardous Material in compliance with laws relating to the removal and/or encapsulation thereof and restore any alterations previously performed in such portion of the Premises. Tenant shall cooperate with Landlord (at no additional out of pocket cost to Tenant other than a nominal amount) in order to permit Landlord to perform such work. The scheduled Commencement Date of May 1, 2017 shall be postponed one (1) day for each day of delay actually caused to Tenant’s construction schedule by Landlord performing ACM or Hazardous Material remediation prior to the Commencement Date. If after the Commencement Date removal, cleanup, or restoration work required to be undertaken by Landlord hereunder materially interferes with Tenant’s use of the Premises, then, without limiting Tenant’s other available rights and remedies, (A) if such removal, cleanup, or restoration work continues for a period in excess of 4 days, and if same shall render any material portion of the Premises unusable for the conduct of Tenant's business, and if Tenant in fact does not use or occupy such material portion of the Premises during the period of such cleanup, then all Base Rent and Additional Rent payable hereunder with respect to such unusable portion of the Premises shall be abated for the period beginning on the fifth consecutive day of such cleanup and such rental abatement shall continue until such portion of the Premises is tenantable again or Tenant recommences use or occupancy of such portion of the Premises, whichever occurs first; and (B) if such removal, cleanup, or restoration work continues for a period in excess of 270 days, Tenant may terminate this Lease, at no penalty, upon notice to Landlord, such termination to be effective as of the termination date designated in Tenant’s termination notice. Landlord’s obligations under this Article will survive the expiration or other termination of this Lease.

ARTICLE 27

Offer
The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant.
ARTICLE 28

Notices
Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto shall be in writing and shall be effective when served personally or by reputable national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed, if to Tenant, at its address set forth below in this Article 28, and if to Landlord, Wells Fund XIII-REIT Joint Venture Partnership, a Georgia joint venture partnership c/c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Pkwy., Suite 350, Johns Creek, GA 30097, Attn: Colorado Asset Manager, or to such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.
The following individuals are authorized to make requests of Landlord for services and to deal with Landlord's property manager with regard to day to day operations: Randy Givan (720-482-4226) and Anthony Ruggeri (720-528-2445).
Tenant’s address for notices or other communications:
Charter Communications Holding
Company, LLC
c/o Charter Communications
6399 S. Fiddlers Green Circle
Suite 600
Greenwood Village, Colorado 80111
Attn: Charter Real Estate
File ID No.: CO0087

With a copy to: Charter Communications Holding
Company, LLC
c/o Charter Communications
6399 S. Fiddlers Green Circle
Suite 600
Greenwood Village, Colorado 80111
Attn: Kathy Carrington
SVP, Corporate Services
File ID No.: CO0087

And with a copy by email to: leaseadmin@charter.com

ARTICLE 29

Real Estate Brokers
Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Sam Slaton, Matt Trone and Steve Hager of Cushman & Wakefield U.S., Inc. (collectively, “Landlord’s Broker”), and William Lucas and Spencer Ward of Cushman & Wakefield U.S., Inc. (collectively, “Tenant’s Broker”). Landlord’s Broker’s commission and Tenant’s Broker’s commission shall be paid by Landlord pursuant to their separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.
ARTICLE 30

Security Deposit
No security deposit is required under this Lease.
ARTICLE 31

Exculpatory Provisions
It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, and agreements herein made on the part of Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Property (including all undistributed rents and other undistributed proceeds derived therefrom) to the terms of the Lease. The liability of Landlord to Tenant for any default by Landlord under the Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property (including all undistributed rents and other undistributed proceeds derived therefrom). Tenant agrees to look solely to Landlord's interest in the Property (including all undistributed rents and other undistributed proceeds derived therefrom) for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this provision shall apply equally and inure to the benefit of Landlord's present and future partners, beneficiaries, officers, directors, trustees, members, managers, shareholders, agents and employees, and their respective partners, members, shareholders, legal representatives, heirs, successors and assigns. Under no circumstances shall any present or future shareholder, officer or director of Landlord (if Landlord is a corporation), general or limited partner of Landlord (if Landlord is a partnership), manager or member of Landlord (if Landlord is a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord's obligations under the Lease.

ARTICLE 32

Mortgagee's Consent
Intentionally deleted.
ARTICLE 33

Miscellaneous
(A)    Binding Upon Parties. Each of the terms, covenants and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 18 respecting Transfers; and all references herein to Landlord and Tenant shall be deemed to include all such parties. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean only the owner or owners of the Property at the time in question.
(B)    No Recording. Neither this Lease nor a memorandum of this Lease shall be recorded.
(C)    Governing Law. This Lease shall be construed in accordance with the Laws of the State of Colorado, without reference to its conflict of laws provisions.
(D)    Survival. All obligations or rights of either party arising during or attributable to the period ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.
(E)    Quiet Enjoyment. Landlord agrees that, if Tenant timely pays the Rent and performs the terms, covenants and conditions hereunder, and subject to all other terms, covenants and conditions of this Lease, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any Person acting by or through Landlord.
(F)    Light and Air. This Lease does not grant any legal rights to "light and air" outside the Premises nor any particular view or cityscape visible from the Premises.
(G)    Time of Essence. Time is of the essence of this Lease and each and all of its provisions.
(H)    Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.
(I)    Joint and Several. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease.
(J)    Force Majeure. Notwithstanding anything in this Lease to the contrary, neither party shall be chargeable with, or liable to the other for, anything or in any amount for any failure to perform or delay caused by any of the following ("Force Majeure Delays"): fire; earthquake; explosion; flood; hurricane; the elements; act of God or the public enemy; actions, restrictions, limitations or interference of governmental authorities or agents; enforcement of Laws; war, terrorist act or acts, invasion; insurrection; rebellion; riots; strikes or lockouts; inability to perform, control or prevent which is beyond the reasonable control of that party; and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease by that Party; provided, however, lack of funds shall not be deemed a Force Majeure Delay nor shall any Force Majeure Delay excuse Tenant’s obligation to pay Rent when due.
(K)    Pronouns. Any pronoun used in place of a noun shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, assigns, according to the context hereof.
(L)    Captions and Severability. The captions of the Articles, Sections and Paragraphs of this Lease are for convenience only and shall in no way modify any provision of this Lease. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable by a court of competent jurisdiction, it shall not affect, impair or invalidate any other term or provision hereof.
(M)    Definitions. "Law" shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, and orders, as well as applicable decisions by courts in the State of Colorado and by federal courts applying Colorado law. "Person" shall mean an individual, trust, partnership, joint venture, association, corporation, and any other entity.
(N)    Prohibited Party Transactions. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National," "Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney's fees and costs) arising or related to any breach of the foregoing representation and warranty.
(O)    Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit and, except as may be required by applicable Laws or a court order, may not be disclosed by Tenant to anyone other than Tenant’s, members, managers, employees and professional advisors who are advised to keep confidential, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.
(P)    OFAC. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with, or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
(Q)    Counterparts. This Lease may be executed in counterparts, each of which shall be an original, which together shall constitute one and the same instrument. Facsimile and electronic signatures (including signature by PDF) shall constitute original signatures.

ARTICLE 34

Entire Agreement
This Lease, together with Rider One and the Exhibits attached hereto (each of which is hereby incorporated into this Lease), contains all the terms, covenants and conditions between Landlord and Tenant relative to the matters set forth herein and no prior agreement or understanding pertaining to the same shall be of any force or effect. Without limitation, Tenant hereby acknowledges and agrees that Landlord's leasing agents and field personnel are only authorized to show the Premises and negotiate terms, covenants and conditions for leases subject to Landlord's final approval, and are not authorized to bind Landlord to any agreements, representations, understandings or obligations with respect to the condition of the Premises or the Property, the suitability of the same for Tenant's business, or any other matter, and no agreement, representation, understanding or obligation not expressly contained herein shall be of any effect. Neither this Lease, nor any Rider or Exhibit referred to above may be modified, except in writing signed by both parties.
ARTICLE 35

Parking
(A)    Parking shall be available in areas designated by Landlord for tenant parking. The Building’s parking ratio is 2.2 spaces for every 1,000 square feet; consequently, Tenant shall be entitled to 142 non-reserved parking spaces based on 64,693 square feet in the Premises. Additionally, subject to receipt of necessary permits and approvals, Landlord shall restripe the loading dock area to create an additional approximately 44 parking spaces. Landlord shall use commercially reasonable efforts to obtain any necessary permits and approvals and to perform such restriping work prior to the Commencement Date. Parking for Tenant and its employees and visitors shall be on a "first come, first served," unassigned basis, with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same, all subject to Landlord’s rules, as the same may be amended or supplemented, and applied on a non-discriminatory basis. Notwithstanding the foregoing to the contrary, Landlord reserves the right to designate specific spaces for visitors, small cars, and handicapped individuals, and Tenant and its employees and visitors shall not improperly park in any such specifically designated spaces. Landlord also reserves the right to reserve parking spaces for other tenants of the Property in proximity to other tenants’ leased premises, provided that the number of spaces to be made available to Tenant under this Section 35(A) is not reduced. Except for repair, maintenance and replacement costs that may be included in Operating Expenses, there shall be no separate charge for parking.
(B)    In case of any violation of these provisions, Landlord may refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator's risk and expense. Landlord reserves the right to temporarily close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement, or any other reason beyond Landlord's reasonable control.
(C)    Adjacent Parking Parcel.
(i)    Landlord is the owner of the parcel of land located adjacent to the Property that is depicted as parcel "A" on Exhibit B-1 attached hereto, and legally described on Exhibit B-2 attached hereto (the "Adjacent Parking Parcel"). Landlord hereby grants to Tenant, and its successors and permitted assigns, an exclusive, irrevocable license to use, in accordance with the further provisions of this Article 35, the Adjacent Parking Parcel for the purpose of parking motor vehicles owned, leased or used by Tenant, its employees, agents and visitors. Provided Tenant obtains all necessary public and private approvals, Tenant's license to use the Adjacent Parking Parcel shall commence on the date of mutual execution and delivery of this Lease, and shall remain in full force and effect throughout the Term of this Lease (including any renewal terms). Tenant shall not be obligated to pay rent or a license fee or any other amounts (except as provided in Sections 20(D)-(F) and this Article 35) to Landlord during the Term of this Lease (including any renewal terms) for Tenant's right to use the Adjacent Parking Parcel.
(ii)    Provided Tenant obtains all necessary public and private approvals, at Tenant's expense, Tenant shall have the right to construct and install a paved parking area with striped parking spaces, lighting and landscaping on the Adjacent Parking Parcel in accordance with plans that have been approved by Landlord, using a contractor reasonably acceptable to Landlord. Tenant shall submit its construction plans and specifications for the Adjacent Parking Parcel to Landlord for Landlord's approval in accordance with the procedures set forth in the Work Letter attached as Exhibit B to this Lease. Provided Tenant obtains all necessary public and private approvals, subject to Landlord's prior consent as to type, size and location, which consent shall not be unreasonably withheld, Tenant may, at Tenant's expense, place identification signage on the Adjacent Parking Parcel reflecting that the Adjacent Parking Parcel is reserved for the exclusive use of Tenant, its employees, agents and visitors. To the extent not inconsistent with this Section 35(C), Tenant shall perform work on the Adjacent Parking Parcel in accordance with Article 6 and/or Exhibit B of the Lease including, in either instance, the protection against mechanic's liens in Article 6.
(iii)    Commencing on the date of mutual execution and delivery of this Lease and continuing during the Term, Tenant shall have access to the Adjacent Parking Parcel 24 hours per day, seven days per week, 365 days per year. Tenant will use the Adjacent Parking Parcel only for parking and not for any purpose prohibited by applicable law. Landlord and Tenant agree that, during the term of this Lease, nothing shall be done by either party to the Adjacent Parking Parcel that would violate any applicable environmental laws or that would render the Adjacent Parking Parcel unsuitable or hazardous for Tenant's use. Tenant shall be permitted to park company vehicles overnight at the Adjacent Parking Parcel without the same being a violation of this Lease.
(iv)    During the Term of this Lease, Tenant shall, at Tenant's sole cost and expense, (a) operate, maintain, and repair the Adjacent Parking Parcel in clean and safe condition; (b) pay on or before the due date all Taxes levied by the appropriate local authorities on the Adjacent Parking Parcel and/or the use thereof (and promptly provide Landlord proof of payment); and (c) remove snow and ice from the Adjacent Parking Parcel using a contractor acceptable to Landlord in Landlord's reasonable discretion. Except as otherwise waived and released pursuant to Article 9 of this Lease, Tenant will defend, indemnify and hold Landlord, Landlord's property manager, and their respective directors, officers, agents, employees, successors and assigns harmless from and against all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments and expenses (including without limitation, reasonable attorneys' fees) arising out of or resulting from any claim, demand, accident, injury or damage occurring at the Adjacent Parking Parcel, to the extent not caused by the negligence or willful misconduct of Landlord or Landlord's employees or agents. Notwithstanding the foregoing, in no event will Tenant be liable to Landlord for any consequential, punitive, special or indirect damages. At the end of the term of this Lease, Tenant will promptly quit and surrender the Adjacent Parking Parcel in its then-existing condition.
(v)    Tenant may record a memorandum of the parking license provisions set forth in this Article 35 in the real property records of Douglas County, Colorado. At Tenant’s request, Landlord agrees to execute and deliver to Tenant a Memorandum of Parking License consistent with the terms of this Article 35. Tenant shall execute and deliver to Landlord a recordable release of any such memorandum promptly upon Landlord's written request after the expiration or earlier termination of this Lease. This provision shall survive the expiration or earlier termination of this Lease.
(vi)    The parking license provisions set forth in this Article 35 relating to the Adjacent Parking Parcel (a) shall bind and inure to the benefit of Landlord and Tenant and their respective successors, heirs, administrators and permitted assigns, and (b) shall constitute covenants running with the land and shall burden the Adjacent Parking Parcel, and benefit Tenant's leasehold estate at the Property. No conveyance of the Adjacent Parking Parcel shall affect the interests granted to Tenant under this Article 35. The parking license provisions set forth in this Article 35 may not be assigned or transferred separately from this Lease, but shall be transferred with this Lease upon a Permitted Transfer to a Permitted Transferee.
ARTICLE 36

Signage
Provided Tenant is not in Default after expiration of any applicable notice and cure period, under this Lease, provided Tenant is leasing and occupying at least 64,000 square feet in the Building, and provided all necessary public and private permits, licenses and approvals are obtained, Tenant shall have the non-exclusive right to install and maintain, at its sole cost and expense, one (1) tenant identification exterior sign on the Building and signage on one (1) new prominent monument sign. All such signage shall be subject to the following terms and conditions:
(1) Existing tenant of the Building, Quantum Corporation (“Quantum”), currently has a monument sign located at the southwest corner of the Property facing Upland Drive. Tenant desires Landlord to multi-tenant the existing Quantum monument sign for Quantum and Tenant. Landlord shall inquire of Quantum whether Quantum is willing to convert its existing monument sign to a multi-tenant monument sign to be constructed by Landlord. If Quantum agrees to multi-tenant the monument sign, then Landlord shall endeavor to (A) work with Quantum and Tenant to agree on mutually satisfactory plans and specifications for the new sign and (B) obtain all necessary public and private permits, licenses and approvals for the new sign. Landlord’s approval of the proposed new sign shall not be unreasonably withheld, conditioned or delayed. Provided Quantum, Tenant and Landlord agree on plans and specifications for a new multi-tenant sign and Landlord obtains all necessary public and private permits, licenses and approvals, then Landlord shall promptly construct the new multi-tenant monument sign at Landlord’s expense, provided that Tenant shall be responsible for the cost to fabricate Tenant’s sign panel. If (x) Quantum is not willing to convert its existing monument sign to a multi-tenant sign, (y) Quantum, Tenant and Landlord are not able to agree on plans and specifications for the new sign, or (z) Landlord is not able to obtain all necessary public and private permits, licenses and approvals for the new sign despite commercially reasonable efforts, then Landlord shall not be required to multi-tenant Quantum’s sign and instead, subject to the remainder of this Article, Landlord shall install one (1) new monument sign for Tenant identification located either immediately adjacent to the existing monument sign or, if that location is not feasible, then directly across the driveway in the area shown on Exhibit B-3 attached hereto, provided Landlord is able to obtain all necessary public and private permits, licenses and approvals for the new monument sign.
(2) The design of Tenant's exterior Building sign and Tenant’s monument signage shall be subject to Landlord’s prior approval, not to be unreasonably withheld, conditioned or delayed. The location, design, construction, size and all other aspects of such signage and the installation thereof shall be subject to Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(3) Tenant is responsible for installation and maintenance of exterior Building signage at Tenant’s expense. Landlord is responsible for installation and maintenance of monument signage, provided that Tenant is responsible for cost to fabricate Tenant’s sign panel(s) and Landlord may include monument sign maintenance costs in Operating Expenses. Tenant shall promptly repair any damage to the Building resulting from the installation, construction, maintenance or removal of such signage, normal wear and tear excepted. Tenant shall maintain such signage in a first class manner. If Tenant does not so maintain such signage, Landlord shall do so on Tenant’s behalf and Tenant shall pay Landlord for such maintenance at Building-standard rates.
(4) Tenant’s sign contractor shall be subject to Landlord’s approval (not to be unreasonably withheld) and Tenant’s sign contractor must comply with Landlord’s rules and regulations for the Building.

(5) Tenant hereby agrees to indemnify and hold Landlord harmless for any cost, expense, loss or other liability associated with the installation, construction, maintenance and removal of its signage.
(6) If Tenant requests any assignment or subletting of this Lease, Tenant's rights with respect to the signage as contained herein shall not be transferable or assignable to an assignee or subtenant without the express prior written consent of Landlord which consent may be granted, withheld or conditioned in Landlord's sole and absolute discretion. Notwithstanding the foregoing, any Permitted Transferee may exercise Tenant's rights with respect to the signage.
(7) Upon the expiration or earlier termination of this Lease, unless otherwise directed by Landlord, Tenant shall promptly remove Tenant’s signage, restore the Building's façade or monument (as applicable) to remove any trace of Tenant's signage, and reimburse Landlord for all costs and expenses associated with any damage to the Building caused by such removal.
(8) Landlord makes no representation or warranty whether the municipality and other parties with approval rights may approve signage for Tenant. Tenant's exterior signage right is personal to the above-named Tenant and any Permitted Transferee.
Except as provided above, Tenant shall not place, or permit to be placed on behalf of Tenant, in, upon, or about the Premises, the Building or the Property any exterior lights, decorations, balloons, flags, pennants, banners, advertisements or notices, or erect or install any signs, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises without obtaining Landlord's prior written consent. Tenant shall remove any sign, advertisement or notice placed on the Premises, the Building or the Property by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises, the Building or the Property caused thereby, all at Tenant's expense. If any signs are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs and repair any damage or injury to the Premises, the Building or the Property at Tenant's sole cost and expense. In addition to any other rights or remedies available to Landlord, if Tenant erects or installs any sign in violation of this Article and Tenant fails to remove same within three (3) business days after notice from Landlord or erects or installs a similar sign in the future, Landlord shall have the right to charge Tenant $250.00 per day for each day thereafter that such sign is not removed or a similar sign is installed or erected in the future. Landlord’s election to charge such fee shall not be deemed to be a consent by Landlord to such sign and Tenant shall remain obligated to remove such sign in accordance with Landlord’s notice.
ARTICLE 37

Right of First Offer
Subject to existing renewal options, expansion options, and other preferential rights to lease of other tenants, and provided no uncured Default then exists, Landlord shall, prior to offering the same to any party (other than the then-current tenant therein), first offer to lease to Tenant any space in the Building that Landlord desires to make available for lease (the “Offer Space”); such offer shall be in writing and specify the lease terms for the Offer Space, including the rent to be paid for the Offer Space and the date on which the Offer Space shall be included in the Premises (the “Offer Notice”). The Offer Notice shall provide for base rent consistent with the then-prevailing market rate for comparable space in comparable buildings in the Southeast Denver Suburban market. Tenant shall notify Landlord in writing whether Tenant irrevocably elects to lease the entire Offer Space on the terms set forth in the Offer Notice, within 10 business days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice.
If Tenant fails or is unable to timely exercise its right hereunder, then such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that Tenant’s right hereunder is a one-time right only), and Landlord may lease all or a portion of the Offer Space to third parties on such terms as Landlord may elect. Tenant may not exercise its right of first offer if an uncured Default exists or if Tenant is not then occupying the entire Premises. For purposes hereof, if an Offer Notice is delivered for less than all of the Offer Space but such notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of Tenant’s right of first offer in the event of exercise of such preferential right.
Tenant’s right of first offer rights shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises other than to a Permitted Transferee, (c) Tenant is not occupying the Premises, or (d) less than one (1) full calendar year remains in the term of this Lease, unless Tenant exercises an available renewal option.
ARTICLE 38

New UPS
Subject to the terms and provisions of this Article, Tenant shall have the non-exclusive right and license, all in accordance with applicable laws, codes, ordinances, and regulations, to install, operate, maintain, repair, replace, and remove one (1) new uninterruptible power supply system of a size and type reasonably approved by Landlord (as hereinafter provided) and necessary related equipment (collectively, the "New UPS"), at no additional rental charge to Tenant, to be used exclusively by Tenant, subject to the following terms, conditions, and limitations: (i) the location of the New UPS shall be in such location as Landlord shall direct, and Tenant agrees that in the event Landlord requires the relocation of the New UPS from and after the date of the initial installation thereof, Tenant agrees to relocate the same, at Landlord's sole cost and expense, to a new location at or adjacent to the Building reasonably designated by Landlord, unless such relocation results from Tenant's default or non-compliance hereunder, in which event such relocation shall be at Tenant's sole cost and expense; (ii) except as expressly provided to the contrary in this Article, the installation, operation, maintenance, repair, replacement, and removal of the New UPS and the connection thereof to the Premises, together with any and all maintenance and repair of the Building and/or the Property arising from or required in connection with the New UPS and any attendant costs and expenses, shall be the sole responsibility of Tenant and shall be subject to the applicable terms and provisions of this Lease; (iii) prior to the installation of any such New UPS, Tenant shall obtain, at its sole cost and expense, all approvals, permits, and licenses required by any regulatory body or association having authority over the installation or operation thereof, if any (and Landlord shall reasonably cooperate with Tenant in connection therewith, all at no cost, expense, or further obligation to Landlord), and shall, if any such approvals, permits, or licenses are required, deliver evidence of the same to Landlord, and shall in all events comply with any and all laws, codes, ordinances, and regulations applicable to the New UPS; (iv) Tenant shall use contractors reasonably approved by Landlord for the installation, maintenance, repair, and removal of the New UPS; (v) upon the expiration or earlier termination of this Lease (but in any event, prior thereto), Tenant may, at Landlord's option, either leave the New UPS in place or remove the New UPS and repair, to Landlord's reasonable satisfaction, any and all damage, and restore those portions of the Building and/or the Property affected thereby to the condition existing prior to such installation (without limitation, Tenant shall be required to remove all associated wiring and cabling, disconnect from all systems in the Premises and restore building standard wiring to the condition that was in existence, if any, before Tenant’s installation of the New UPS); (vi) such New UPS shall not interfere in any material respect with the systems or equipment of Landlord or other tenants or occupants of the Building to the extent existing thereon or therein as of the date on which such New UPS is first installed and operated hereunder; and (vii) in the event that Tenant elects to install a New UPS hereunder, the size, type, and location of any and all lines and other connections connecting such New UPS to the Premises shall be subject to Landlord's reasonable direction and approval, and the installation, operation, maintenance, repair, replacement, and removal of such new line and related connections, together with any and all maintenance and repair of the Building and/or the Property arising from or required in connection therewith, and any attendant costs and expenses, shall (except as expressly provided to the contrary herein) be the sole responsibility of Tenant and shall be subject to the applicable terms and provisions of this Lease. Landlord's consenting to the installation of the New UPS at the Building is in no way to be interpreted as any representation by Landlord that such New UPS will conform with applicable laws, codes, ordinances, rules, and regulations, or relieve Tenant of its obligation to obtain the necessary consents, licenses, or other approvals necessary to install and operate such New UPS. Tenant further agrees to cause its insurance policies required under the Lease to be extended to include such New UPS, naming Landlord as an additional insured (as well as any mortgagee of Landlord and any other party reasonably designated in writing by Landlord), and insuring against any loss resulting from the installation, operation, maintenance, and removal of such New UPS. Tenant’s obligations under the Lease with respect to Hazardous Materials (including, without limitation, Tenant’s indemnification and remediation obligations) shall extend to all areas of the Building impacted by the New UPS.
ARTICLE 39

Opportunity to Purchase
In the event that Landlord formally markets the Property for sale to third parties who do not have a relationship with Landlord, Landlord shall notify Tenant and Tenant shall have the opportunity to competitively bid and make an offer to purchase the Property. Tenant does not have a preferential right to purchase and Landlord is not required to accept Tenant’s offer. Additionally, this Article shall be subject and subordinate to the rights of all future Holders and shall not apply to (a) related party transfers, (b) financings, and (c) sales related to financings. This Article shall not apply if Tenant is in Default (after expiration of any notice and cure period) or has exercised the Termination Option.
ARTICLE 40

Termination Option
Provided: (a) the Lease is then in full force and effect and (b) Tenant is not in Default (after expiration of any notice and cure period) under the Lease, Tenant shall have the right and option to terminate the Lease (“Termination Option”) effective at the end of the last day of the ninetieth (90th) Lease Month (“Termination Date”). The Termination Option shall be exercised, if at all, by Tenant by giving written notice of the exercise to Landlord (“Termination Notice”) no later than one (1) year prior to the Termination Date. It shall be a condition to the exercise of Tenant’s Termination Option that Tenant pay to Landlord a termination fee (“Termination Fee”) in the sum of (x) Landlord’s unamortized transaction costs under this Lease including Landlord’s brokerage costs, the Construction Allowance, construction allowances on expansion space, and rent abatement, all amortized over the rent paying portion of the initial term of this Lease with eight percent (8%) per annum interest (except that costs attributable to expansion space shall be amortized starting as of the expansion space rent commencement date), plus (y) four (4) months Base Rent, Taxes and Operating Expenses payable by Tenant at the Termination Date. 50% of the Termination Fee shall be payable contemporaneously with Tenant’s transmittal to Landlord of the Termination Notice, and the other 50% will be paid on or before the Termination Date. At Tenant’s request, Landlord will provide information necessary to calculate the Termination Fee. Provided Tenant properly and timely exercises the Termination Option and timely and properly pays Landlord the Termination Fee, then this Lease shall terminate effective as of the Termination Date, as if said Termination Date were set forth in the Lease as the Expiration Date of the Term of the Lease. Tenant shall vacate and deliver possession of the Premises to Landlord in the manner required by this Lease on or before 11:59 p.m. on the Termination Date. Tenant shall also pay to Landlord on or before the Termination Date, and be responsible for, all sums due under this Lease that accrue under this Lease on or prior to the Termination Date. Tenant’s rights under this Section are personal to the Tenant named in this Lease and its Permitted Transferees.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:
Wells Fund XIII-REIT Joint Venture Partnership,
a Georgia joint venture partnership

By: Wells Real Estate Fund XIII, L.P.,
a Georgia limited partnership

    By: Wells Capital, Inc.,
    a Georgia corporation, as General Partner

    By: /s/ Randy A. Simmons
Name: Randy A. Simmons
Title: Vice President

By:    Piedmont Operating Partnership, LP,
a Delaware limited partnership

By:    Piedmont Office Realty Trust, Inc.,
a Maryland corporation , its sole General Partner

By: /s/Carrol A. Reddic, IV
Name: Carol A Reddic, IV
Title: Executive Vice President

TENANT:
Charter Communications Holding Company, LLC,
a Delaware limited liability company
By:    Charter Communications, Inc.,
its Manager
By: /s/Randy Givan
Name: Carol A Reddic, IV
Title: Vice President – Real Estate

RIDER ONE
RULES
The following Property Rules apply to and govern Tenant’s use of the Premises and Property. Capitalized terms have the meanings given in the Lease, of which these Property Rules are a part.

1.
No awning or other projection may be attached to the outside walls of the Premises or Property. No curtains, blinds, shades or screens visible from the exterior of the Premises may be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Such curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord in writing.

2.
No sign, lettering, picture, notice or advertisement which is visible from the exterior of the Premises or Property may be installed on or in the Premises without Landlord’s prior written consent, and then only in such manner, character and style as Landlord may have approved in writing.

3.	Tenant will not obstruct sidewalks, driveways, parking areas or any other Common Area in and about the Property used in common with other tenants.

4.
Tenant will not create or allow obnoxious or harmful fumes, odors, smoke or other discharges which may be offensive to the other occupants of the Property or neighboring properties, or otherwise create any nuisance.

5.	The Premises may not be used for cooking (as opposed to heating of food), lodging, sleeping or for any immoral or illegal purpose.

6.
Tenant will not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices or other equipment that emit excessive sound or other waves or disturbances or which may be offensive to the other occupants of the Property, or that may unreasonably interfere with the operation of any device, equipment, computer, video, radio, television broadcasting or reception from or within the Property or elsewhere.

7.
Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping valuable items locked up and doors locked and other means of entry to the Premises closed and secured after business hours and at other times the Premises is not in use.

8.
Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and will explain to Landlord all combination locks on safes, cabinets and vaults left within the Premises.

9.	If Tenant installs satellite dishes, antennae or similar equipment, Tenant will first obtain Landlord’s written approval, and comply with Landlord’s instructions in their installation.

10.
The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances may be thrown therein.

11.	Tenant will not overload any utilities serving the Premises.

R1-1

12.
All loading, unloading, receiving or delivery of goods, supplies, furniture or other items will be made only through entryways provided for such purposes. No deliveries may be made which unreasonably impede or interfere with other tenants or the operation of the Property.

13.	Canvassing, soliciting, and peddling in or about the Property is prohibited and Tenant will cooperate to prevent the same.

14.	Tenant will store all its trash and garbage in proper receptacles or other facilities for such purpose located in the areas designated therefor by Landlord.

15.	Tenant will comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

16.	Tenant will not park or permit parking in any areas designated by Landlord for parking by visitors to the Property or for the exclusive use of tenants or other occupants of the Property.

17.
Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) in loading areas; and (g) in such other areas as may be designated by Landlord.

18.	All responsibility for damage, loss or theft to vehicles and the contents thereof is assumed by the person parking their vehicle.

19.
Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply with the Property Rules applicable to the parking areas. Any violation of such rule will subject the vehicle to removal, at such person’s expense.

20.	Tenant will be responsible for the observance of all of the Property Rules by Tenant (including, without limitation, all employees, agents, clients, customers, invitees and guests).

21.
Landlord may, from time to time, waive any one or more of these Property Rules for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuing waiver of such Building Rule(s) in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Building Rule(s) against Tenant or any or all of the tenants of the Property.

22.
These Property Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the other terms, covenants, agreements and conditions of the Lease. In the event of any conflict between these Property Rules and any express term or provision otherwise set forth in the Lease, such other express term or provision of the Lease is controlling.

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EXHIBIT A

FLOOR PLAN SHOWING PREMISES

8560 Upland Drive

PROPERTY DESCRIPTION

160'
"EXCLUSIVE SPACE"
FedEx Ground
Suite B
64,693 SF
Exp. 6/2016
400'
39'

Property Description

Note: the Premises is the space shown above as FedEx Ground Suite B.

A-1

EXHIBIT B
TENANT FINISH-WORK: ALLOWANCE

1.Acceptance of Premises. Except as set forth in this Exhibit, and subject to Landlord’s express representations, warranties and covenants set forth in the Lease, Tenant accepts the Premises in its “AS-IS” condition on the date that this Lease is entered into.
2.    Working Drawings
(a)Preparation and Delivery. Tenant shall provide to Landlord for its approval final working drawings (architectural and MEP drawings), prepared by an architect and/or engineering firm (the “Architect”) reasonably acceptable to Landlord, of all improvements that Tenant proposes to install in the Premises; such working drawings shall be delivered in PDF and CAD format along with a hard copy thereof and shall include drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable laws. Provided Tenant obtains all required public and private approvals, the scope of the “Work” also may include parking improvements on the parcel of land shown as property “A” on Exhibit B-1 attached hereto (the “Adjacent Parking Parcel”) which is also owned by Landlord and shall constitute part of the “Property” (as defined in the Lease) in the event it is improved for parking.
(b)    Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord.
(c)    Landlord’s Approval; Performance of Work. Landlord’s approval of such working drawings shall not be unreasonably withheld. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings. Tenant may not commence construction of the Work until necessary permits have been obtained.
3.    Contractors; Performance of Work. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. Tenant may competitively bid the Work. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform with the Working Drawings, and shall be performed in such a manner and at such times as and not to interfere with or delay Landlord’s other contractors, the operation of the Building, and the occupancy thereof by other tenants. Tenant shall use commercially reasonable efforts to ensure labor harmony.
4.    Construction Contracts
(a)Tenant’s General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord in a form acceptable to Tenant’s representative for the Work, which shall comply with the provisions of this Section 4 and provide for, among other things, (1) a one-year warranty for all defective Work; (2) a requirement that Tenant’s Contractor maintain general commercial liability insurance of not less than a combined single limit of $3,000,000, naming Landlord, Landlord’s property management company, and Tenant as additional insureds; (3) a requirement that the contractor perform the Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) those items described in Section 4.(b) (collectively, the “Approval Criteria”). Landlord shall have three business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within two business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two business days to notify Tenant whether it approves the revised construction agreements. Tenant must deliver to Landlord a true, correct and complete copy of the executed construction contract between Tenant and Tenant’s general contractor and all amendments thereto promptly after execution thereof. Landlord acknowledges that it has approved Tenant’s selection of Howell Construction as its general contractor.
(b)    All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) be in a contract form that satisfies the Approval Criteria, and (3) be assignable following an uncured default by Tenant under the Lease to Landlord and Landlord’s mortgagee.
5.    Change Orders. Tenant may initiate changes in the Work. Each such change that would require a new permit or an amendment to an existing permit must receive the prior written approval of Landlord, such approval not to be unreasonably withheld. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed in PDF and CAD format (together with a hard copy thereof), which plan shall be incorporated into this Exhibit by this reference for all purposes. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.
6.    Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in accordance with the Working Drawings, Tenant has obtained a Certificate of Occupancy. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.
7.    Walk-Through; Punchlist. When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.
8.    Total Construction Costs. The entire cost of performing the Work, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings, selection of a contractor and determination of the estimated Total Construction Costs, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.
9.    Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $20.00 per square foot in the Premises (i.e., $1,293,860) (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. No advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance. Thereafter, Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment and sworn statements of owner and contractor, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, (c) the Architect’s certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 20% of the Construction Allowance, (i) the permanent certificate of occupancy issued for the Premises, (ii) Tenant’s occupancy of the Premises, (iii) the record drawing in CAD format, PDF format and hard copy required by Section 5 above, and (iv) an estoppel certificate confirming such factual matters as Landlord may reasonably request (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (2) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) Tenant is in default (after expiration of any notice and cure period) under the Lease. The Construction Allowance must be used (i.e. work performed and invoices submitted to Landlord) within 12 months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. No portion of the Construction Allowance may be used as rent credit.
10.    Construction Management. Tenant shall not be required to pay to Landlord a construction supervision fee. Tenant shall reimburse Landlord for all out of pocket costs incurred by Landlord in connection with plan review and project supervision for the Work.

11.    Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:
Landlord’s Representative:    Blake Rawlins
        Piedmont Office Realty Trust
        11695 Johns Creek Parkway, Suite 350
        Johns Creek, GA 30097
        Tel: (770) 418-8663

Tenant’s Representative:     Kimberly L. Vincent
    Sr Director of Real Estate & Facilities Project Mgmt
    6363 S. Fiddlers Green Circle, Suite 600
Greenwood Village, CO 80111
Tel: (303) 323-6011

Tenant will coordinate construction and changes with Landlord’s Representative. Other than Landlord’s Representative, Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter.

12.    Miscellaneous. To the extent not inconsistent with this Exhibit, the Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT B-1

DEPICTION OF ADJACENT PARKING PARCEL

GRASSLANDS DR
UPLAND DR
PRAIRIE TRAIL DR
8820
AMERICAN
WAY
COMPARK BLVD
A
B
C
D
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A = Adjacent Parking Parcel.
B = The Building.
C = Neighboring parcel owned by Tenant or an affiliate of Tenant.
D = Not applicable.

B-1-1

EXHIBIT B-2

LEGAL DESCRIPTION OF ADJACENT PARKING PARCEL

Lot 4A-1, Compark Filing No. 2 5th Amendment,
County of Douglas,
State of Colorado

B-2-1

EXHIBIT B-3

ALTERNATE MONUMENT SIGN LOCATION

B-3-1

EXHIBIT C
OPTION TO EXTEND
Tenant is hereby granted the option to renew the Term of the Lease for two (2) consecutive periods of five (5) years each (each an “Extension Option” and an “Extension Term”). Each Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than fifteen (15) months and no later than twelve (12) months prior to the commencement of the applicable Extension Term. Tenant may not exercise an Extension Option if Tenant is in monetary or material non-monetary Default under the Lease beyond the expiration of any applicable cure period either at the date of said notice or at the commencement of the Extension Term at issue. Upon exercise of an Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option. The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for the Extension Term shall be determined as provided below, and (iii) any rent abatement, concession or allowance which are in the nature of economic concessions or inducements contained in the original lease shall not be again applicable to any Extension Term because new concessions shall be determined in connection with determination of the Current Market Rate. In addition to Base Rent, Tenant shall pay Additional Rent and other Rent during the Extension Term as provided in this Lease. Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term. The term "Current Market Rate" means the prevailing rental rate per rentable square foot and concession package for comparable renewals recently executed for comparable space in the Building and in other buildings of comparable age and quality in the Southeast Denver Suburban market for renewing tenants. The determination of Current Market Rate shall take into consideration net versus gross lease; differing base years if applicable; any differences in the size of space being leased, the location of space in the Building and the length of lease terms; the use of the Premises; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses, commissions, or other purposes), the creditworthiness of Tenant; the location, functionality and condition of the building, availability of parking; transportation access; the location and condition of the Premises within the Building, and other pertinent factors. The Current Market Rate may include an escalation of a fixed net rental rate (based on a fixed step or index) then prevailing in the market. Within thirty (30) days after receipt of Tenant’s notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any.
Tenant shall, within thirty (30) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate; or (b) requests that the Current Market Rate be determined by brokers (“Arbitration Request”). If Tenant requests that the Current Market Rate be determined by brokers, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select a commercial real estate broker to determine which of the two Estimates most closely reflects the Current Market Rate. Each commercial real estate broker selected pursuant hereto shall (a) be a licensed commercial real estate broker in good standing, (b) have had at least ten (10) years’ experience within the previous fifteen (15) years as a commercial real estate broker working in the Building’s particular marketplace, (c) have working

C-1

knowledge of current industrial/warehouse rental rates and practices, and (d) not be affiliated with either Landlord or Tenant. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint a broker within the seven day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) brokers shall select a third broker meeting the aforementioned criteria. Once the third broker has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the third broker shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third broker. Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such broker, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.
Tenant must timely exercise the Extension Option or the Extension Option(s) shall terminate. Tenant's exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have subleased (except pursuant to a Permitted Transfer) more than twenty five percent (25%) of the Premises, then immediately upon such termination or sublease, the Extension Option shall simultaneously terminate and become null and void. The Extension Option is personal to Tenant and Tenant’s Permitted Transferees.

C-2

EXHIBIT D

LEGAL DESCRIPTION

LOT 2, COMPARK FILING NO.2,COUNTY OF DOUGLAS, STATE OF COLORADO

D-1

EXHIBIT E

COMMENCEMENT DATE CERTIFICATE

Landlord:     Wells Fund XIII-REIT Joint Venture Partnership
Tenant:    Charter Communications Holding Company, LLC
This Commencement Date Confirmation is made pursuant to that certain Lease dated as of ______ ___, 20__ (the “Lease”) for approximately 64,693 square feet in the building commonly known as 8560 Upland Drive, Englewood, Colorado (the “Premises”). This Confirmation is made pursuant to Article 1 of the Lease.
1. Lease Commencement Date, Expiration Date. The Commencement Date of the Lease is ___________, 20__, and the Expiration Date of the Lease is ______________, 20__.
2. Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current “as is” condition.
3. Agreement. Tenant shall advise Landlord in writing of any disagreement with the statements set forth above within ten (10) days after Tenant’s receipt of this letter, or else Tenant shall be conclusively deemed to agree with all of the matters set forth in this letter.
4. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.
Wells Fund XIII-REIT Joint Venture Partnership,
a Georgia joint venture partnership

By:    Piedmont Operating Partnership, LP,
a Delaware limited partnership , as Administrative Venturer

By:    Piedmont Office Realty Trust, Inc.,
a Maryland corporation , its sole General Partner

By:
Name: _________________________________
Its: ____________________________________
    Date: __________________________________

Charter Communications Holding Company, LLC,
a Delaware limited liability company
By:    Charter Communications, Inc.,
its Manager
By: ______________________________
Randy Givan
Vice President – Real Estate

E-1